EXECUTION VERSION

$3,500,000,000

REVOLVING CREDIT AGREEMENT

dated as of June 24, 2025,

by and among

CBRE GROUP, INC.,
as Holdings,

CBRE SERVICES, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

the Issuing Lenders referred to herein,
as Issuing Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Swingline Lender,

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC., THE BANK OF NOVA SCOTIA, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. and NATIONAL WESTMINSTER BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. and NATIONAL WESTMINSTER BANK PLC,
as Co-Syndication Agents

and

ING BANK N.V., DUBLIN BRANCH, MORGAN STANLEY SENIOR FUNDING, INC., STANDARD CHARTERED BANK and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	[Reserved]
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Joinder Agreement

SCHEDULES
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Commitments and Commitment Percentages
Schedule 1.1(c)	-	Approved Take Out Parties
Schedule 9.1(a)	-	Existing Indebtedness
Schedule 9.2(a)	-	Existing Liens

REVOLVING CREDIT AGREEMENT, dated as of June 24, 2025, by and among CBRE GROUP, INC., a Delaware corporation, as Holdings, CBRE SERVICES, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, the issuing lenders who are party to this Agreement and the issuing lenders who may become a party to this Agreement pursuant to the terms hereof, as Issuing Lenders and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders and the Swingline Lender.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“364-Day Revolving Credit Agreement” means that certain 364-Day Revolving Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the lenders party thereto from time to time, and Wells Fargo, as administrative agent.

“364-Day Revolving Credit Facility Loan Documents” means the 364-Day Revolving Credit Agreement and the other “Loan Documents” as defined in the 364-Day Revolving Credit Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and its consolidated subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or any substantial part of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 12.1(e).

“Agreement” means this Credit Agreement.

“Alternative L/C Currency” means each of Australian Dollars, Euro, New Zealand Dollars, Singapore Dollars and Sterling.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Debt Ratings as of the relevant date of determination:

Pricing Level	Debt Ratings			Term SOFR Spread	Base Rate Spread	Facility Fee
	S&P	Fitch	Moody’s
I	≥A	≥A	≥A2	0.630%	0.0%	0.070%
II	A-	A-	A3	0.720%	0.0%	0.080%
III	BBB+	BBB+	Baa1	0.810%	0.0%	0.090%
IV	BBB	BBB	Baa2	0.875%	0.0%	0.125%
V	≤BBB-	≤BBB-	≤Baa3	1.100%	0.100%	0.150%

For purposes of the foregoing, if the Debt Ratings established or deemed to have been established by S&P, Fitch or Moody’s shall fall within two or more different pricing levels, (i) if two such Debt Ratings have been established or deemed to have been established, the Applicable Margin shall be based on the pricing level in which the higher of such ratings fall, unless such Debt Ratings differ by more than two pricing levels, in which case the Applicable Margin shall be based on the pricing level one level below the pricing level in which the higher rating falls and (ii) if three such Debt Ratings have been established or deemed to have been established, the Applicable Margin shall be based on the pricing level in which two of such ratings fall, unless such Debt Ratings shall fall within three different categories, in which case the Applicable Margin shall be based on the pricing level one level below the pricing level in which the highest rating falls.

If the Debt Ratings established or deemed to have been established by S&P, Fitch or Moody’s shall be changed (other than as a result of a change in the rating system of S&P, Fitch or Moody’s), such change shall be effective on the earlier of (x) the date on which such change is publicly announced and (y) the date on which Holdings or any of its Subsidiaries receives written notice of such change. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of S&P, Fitch or Moody’s shall change, or if any rating agency shall cease to be in the business of providing issuer or long-term debt ratings, as the case may be, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating of the other rating agencies (or, if the circumstances referred to in this sentence shall affect two or more such rating agencies, the ratings most recently in effect prior to such changes or cessations).

“Approved Credit Support” means a reimbursement, indemnity or similar obligation issued by a person (the “Support Provider”) pursuant to which the Support Provider agrees to reimburse, indemnify or hold harmless the Borrower or any Subsidiary for any Indebtedness, liability, or other obligation of the Borrower or such Subsidiary, but only to the extent (a) the Support Provider satisfies the criteria set forth in clause (a), (b), (c) or (d) of the definition of the term “Approved Take Out Party” or (b) the obligations of the Support Provider are secured by an irrevocable third-party letter of credit from a financial institution with a senior unsecured non-credit-enhanced long-term debt rating of A- or higher from S&P and A3 or higher from Moody’s.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Take Out Commitment” means a Take Out Commitment (a) no less than 90% of which is issued by an Approved Take Out Party (with any remaining percentage being provided by TCC or any of its Affiliates, in an aggregate amount for all such Take Out Commitments provided by TCC and its Affiliates not to exceed $10,000,000) and (b) in which the funding obligation of the issuer of such Take Out Commitment is not subject to any material condition other than (i) completion of construction in accordance with all requirements of applicable law and agreed plans and specifications and by a date certain, (ii) issuance of a certificate of occupancy and (iii) in the event the underlying transaction involves a Qualifying Lease, the commencement of payment of rent thereunder by the tenant thereunder. Any Approved Take Out Commitment shall cease to be an Approved Take Out Commitment (x) if the issuer of such Take Out Commitment (other than TCC or any of its Affiliates) at any time no longer meets the definition of “Approved Take Out Party” (provided that the failure of one (but not more than one) such provider of a Take Out Commitment to satisfy the definition of “Approved Take Out Party” shall not result in the disqualification of such Take Out Commitment pursuant to this clause (x) so long as, at the time such Take Out Commitment was initially issued, such provider satisfied the definition of Approved Take Out Party and only failed to meet such definition due to its inability to meet the requirements outlined in (a) or (b) in the definition of “Approved Take Out Party” after the issuance of such Take Out Commitment), (y) to the extent the issuer of such Approved Take Out Commitment fails or refuses to fund under such Approved Take Out Commitment or notifies Holdings or any Subsidiary of its intention to not fund under such Approved Take Out Commitment or (z) at such time as Holdings or any Borrower acquires actual knowledge that the Approved Take Out Commitment will not fund.

“Approved Take Out Party” means a person that issues a Take Out Commitment and that satisfies any of the following criteria: (a) the senior unsecured non-credit-enhanced long-term debt of such person is rated BBB or higher by S&P or Baa2 or higher by Moody’s, (b) such person is an endowment or pension fund (or such Take Out Commitment is guaranteed by an endowment or pension fund) in compliance with ERISA and having net liquid assets and a consolidated net worth (including equity commitments) determined in accordance with GAAP (as reflected in its most recent annual audited financial statements issued within 12 months of the date of determination) of not less than $500,000,000, (c) such person is set forth on Schedule 1.01(c) or (d) such person is otherwise approved by the Administrative Agent after receipt of all information necessary to make such determination.

“Arranger” means each of Wells Fargo Securities, LLC, BofA Securities Inc., The Bank of Nova Scotia, Citibank, N.A., HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A. and National Westminster Bank plc, in their respective capacities as a joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Australian Dollar” means the lawful currency of Australia.

“Available Cash” means, on any date, the amount of cash and cash equivalents held by Holdings and the Subsidiaries on such date as determined in accordance with GAAP, less the amount thereof that is reflected as “Cash Surrender Value for Insurance Policy for Deferred Compensation Plan”, “Prepaid Pension Costs” or “restricted” on the most recent balance sheet of Holdings delivered pursuant to this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means CBRE Services, Inc., a Delaware corporation.

“Borrower Materials” means materials and/or information provided by or on behalf of the Borrower hereunder and made available by the Administrative Agent and/or the Arrangers to the Lenders and the Issuing Lenders.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed; provided, further, that when used in connection with SOFR Loans or a Base Rate Loan based on Term SOFR, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“CBRE Clarion” means CBRE Clarion Securities LLC, a Delaware limited liability company and an indirect majority owned subsidiary of CBRE Clarion CRA Holdings, Inc.

“CBRE Clarion Units” means the Class A Units and Class B Units of CBRE Clarion.

“CBRE CM” means, collectively, (a) CBRE Capital Markets, Inc., a Texas corporation, (b) CBRE HMF, Inc., a Delaware corporation, (c) CBRE Multifamily Capital, Inc., a Delaware corporation and (d) CBRE Business Lending, Inc., a Delaware corporation.

“CBRE CM Lending Program Securities” means mortgage-backed securities or bonds issued by CBRE CM or any other Mortgage Banking Subsidiary supported by FHA Loans and Guaranteed by the Government National Mortgage Association or any other quasi‑federal governmental agency or enterprise or government-sponsored entity (including, for the avoidance of doubt, the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association), the proceeds of which securities or bonds are applied by CBRE CM or any other Mortgage Banking Subsidiary to refinance Indebtedness under a CBRE CM Mortgage Warehousing Facility.

“CBRE CM Loan Arbitrage Facility” means a credit facility provided to CBRE CM by any depository bank in which a CBRE CM entity makes deposits, so long as (a) such CBRE CM entity applies all proceeds of loans made under such credit facility to purchase certain highly-rated debt instruments considered to be permitted short-term investments under such credit facility and (b) all such permitted short-term investments purchased by such CBRE CM entity with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“CBRE CM Loan Securitization Funds” means one or more special purpose investment funds formed by CBRE CM solely for the purpose of originating, securitizing and selling investment tranches of commercial real estate loans.

“CBRE CM Mortgage Warehousing Facility” means (a) a credit facility (whether in the form of a loan agreement or a repurchase agreement) provided by any bank or other financial institution extended to CBRE CM or any other Mortgage Banking Subsidiary in connection with any Mortgage Banking Activities, pursuant to which such lender makes loans to CBRE CM or any other Mortgage Banking Subsidiary, the proceeds of which loans are applied by CBRE CM (or any other Mortgage Banking Subsidiary) to fund commercial mortgage loans originated and owned by CBRE CM (or any other Mortgage Banking Subsidiary) subject to a commitment (subject to customary exceptions) to purchase such mortgage loans or mortgage-backed securities in respect thereof by (i) the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental agency or enterprise or government-sponsored entity (including, for the avoidance of doubt, the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association) or its seller servicer or (ii) any other commercial conduit lender, in each case so long as (x) loans made by such lender to CBRE CM (or any other Mortgage Banking Subsidiary) thereunder are secured by a pledge of commercial mortgage loans made by CBRE CM (or any other Mortgage Banking Subsidiary) with the proceeds of such loans, and such lender has a perfected first priority security interest therein, to secure loans made under such credit facility and (y) in the case of loans to be sold to a commercial conduit lender, the related Indebtedness of the Mortgage Banking Subsidiary does not exceed a term of 180 days or a loan to value of 90% and (b) any other credit facility provided by any bank or other financial institution extended to CBRE CM or any other Mortgage Banking Subsidiary pursuant to which such lender makes loans to CBRE CM or any other Mortgage Banking Subsidiary, the proceeds of which loans are applied by CBRE CM (or any other Mortgage Banking Subsidiary) to fund FHA Loans, so long as such loans to CBRE CM (or any other Mortgage Banking Subsidiary) are repaid by CBRE CM (or any other Mortgage Banking Subsidiary) to such lender with the proceeds of the sale or issuance of CBRE CM Lending Program Securities.

“CBRE CM Permitted Indebtedness” means Indebtedness of CBRE CM under the CBRE CM Loan Arbitrage Facility, a CBRE CM Mortgage Warehousing Facility, the CBRE CM Working Capital Facility, the CBRE CM Repo Arrangement and CBRE CM Lending Program Securities, and Indebtedness of any Mortgage Banking Subsidiary under a CBRE CM Mortgage Warehousing Facility that is, in all cases, non-recourse to the Borrower or any of the other Subsidiaries.

“CBRE CM Repo Arrangement” means an arrangement whereby mortgage loans originated by CBRE CM are funded by a third party lender or financial institution (a “CBRE CM Repo Party”) pursuant to an agreement whereby the CBRE CM Repo Party funds and purchases from CBRE CM such mortgage loans upon origination and sells such loans to CBRE CM prior to CBRE CM’s sale of such loans to the Federal Home Loan Mortgage Corporation or another counterparty.

“CBRE CM Working Capital Facility” means a credit facility provided by a financial institution to CBRE CM, so long as (a) the proceeds of loans thereunder are applied only to provide working capital to CBRE CM, (b) loans under such credit facility are unsecured and (c) the aggregate principal amount of loans outstanding under such credit facility at no time exceeds $1,000,000.

“CBRE Loan Arbitrage Facility” means a credit facility provided to the Borrower or CBRE, Inc. by any depository bank in which the Borrower or CBRE, Inc., as the case may be, makes deposits, so long as (a) the Borrower or CBRE, Inc., as the case may be, applies all proceeds of loans made under such credit facility to purchase certain highly-rated debt instruments considered to be permitted short-term investments under such credit facility and (b) all such permitted short-term investments purchased by the Borrower or CBRE, Inc., as the case may be, with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“Change in Control” means an event or series of events by which:

(a) at any time, Holdings shall fail to own one hundred percent (100%) of the Equity Interests of the Borrower; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that (i) a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”) and (ii) any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Investor forming a part of such group), directly or indirectly, of more than 50 percent (50%) of the Equity Interests of Holdings; provided, however, that the Permitted Investors beneficially own (as defined above, except that in the event that the Permitted Investors are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Investors shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Investors forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Equity Interests of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Equity Interests of a specified Person held by a parent entity, if such other person is the beneficial owner (as first defined above), directly or indirectly, of more than 50% of the voting power of the Equity Interests of such parent entity and the Permitted Investors beneficially own (as second defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Equity Interest of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

(c) there shall have occurred under any indenture or other instrument evidencing any Material Indebtedness any “change in control” (however designated) or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change in Control if (a) Holdings is or becomes a direct or indirect wholly-owned Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Equity Interests of Holdings and (c) the direct or indirect holders of the Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of Holdings’ Equity Interests immediately prior to that transaction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means the date of this Agreement.

“Co-investment Vehicle” means an entity (other than a Subsidiary) formed for the purpose of investing principally in real estate related assets.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage.

“Commitments” means, with respect to any Lender, such Lender’s Revolving Credit Commitments or Swingline Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted (or not included) in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense (including deferred financing costs, letter of credit fees, and unrealized net losses on Hedging Obligations),

(ii) consolidated income and other similar tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) any non-recurring fees, expenses or charges in connection with the consummation and implementation of the Transactions,

(v) any non-recurring or unusual fees, expenses or charges (including those related to any equity issuance, any acquisition (including any integration costs related thereto), any other investment or incurrence of Indebtedness and/or payment of any actual or prospective legal settlement, litigation, fine, judgment or order),

(vi) any expenses, accruals or reserves, and related costs and charges, that are directly attributable to identified restructurings, reorganizations, workplace optimizations and other similar initiatives, cost savings or technology initiatives, acquisitions and other investments,

(vii) all other non-cash losses, expenses and charges of Holdings and its consolidated subsidiaries (excluding (x) the write-down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures projected to be payable within 6 months from the date of such determination),

(viii) all compensation expense to the extent the proceeds of which are substantially concurrently used by the employees receiving such compensation to purchase common stock from Holdings pursuant to an employee stock purchase plan of Holdings and its Subsidiaries,

(ix) upfront fees or charges or loss arising from any Receivables Securitization for such period,

(x) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income,

(xi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities),

(xii) pro forma adjustments related to any Specified Restructuring, including pro forma “run rate” cost savings, operating expense reductions and other synergies, in each case projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of a Financial Officer of the Borrower), in any such case, within any applicable Post-Transaction Period; provided that the aggregate amount of any such pro forma increase added to Consolidated EBITDA pursuant to this clause (xii) for any Reference Period and that would not be required or permitted to be included in a pro forma income statement in accordance with Regulation S-X of the Securities Act of 1933, as amended, shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such Reference Period (calculated after giving effect to such add-backs),

(xiii) pro forma adjustments related to any Specified Transaction, including pro forma “run rate” cost savings, operating expense reductions and other synergies, in each case projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of a Financial Officer of the Borrower), in any such case, within any applicable Post-Transaction Period; provided that the aggregate amount of any such pro forma increase added to Consolidated EBITDA pursuant to this clause (xiii) for any Reference Period and that would not be required or permitted to be included in a pro forma income statement in accordance with Regulation S-X of the Securities Act of 1933, as amended, shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such Reference Period (calculated after giving effect to such add-backs); provided further that, for the purpose of clauses (xii) and (xiii), (I) any such adjustments shall be included in Consolidated EBITDA for each Reference Period ending on or prior to the last day of the first Reference Period ending after the expiration of the applicable Post-Transaction Period and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Reference Period and shall be calculated net of the amount of actual benefits realized from such actions and (II) no such adjustments shall be added pursuant to clauses (xii) and (xiii) to the extent duplicative of any items otherwise added to or included in calculating Consolidated EBITDA (whether items included in the definition of Consolidated Net Income or otherwise) (it being understood that for purposes of the foregoing, “run rate” shall mean the full recurring benefit that is associated with any such action),

(xiv) all non-cash charges of Holdings and its consolidated subsidiaries resulting from the amortization of the value or any fair value valuation of the CBRE Clarion Units or other investments (or the financial instruments related thereto), and all cash payments made in connection with the purchase or other acquisition of CBRE Clarion Units or other investments (or the financial instruments related thereto) and any other amounts for such period comparable to or in the nature of interest under any Receivables Securitization, and losses on dispositions of Receivables and related assets in connection with any Receivables Securitization for such period;

(xv) adjustments with respect to carried interest incentive compensation resulting from the timing of revenues associated therewith;

(xvi) the impact of fair value adjustments to real property acquired in connection with the acquisition of Telford Homes PLC and its Subsidiaries and sold, transferred or otherwise disposed of during such period;

(xvii) any non-recurring or unusual fees, expenses or charges associated with any Change in Law;

and minus

(b) without duplication and to the extent added (or included) in determining such Consolidated Net Income,

(i) all cash payments made during such period on account of reserves and other noncash charges added to Consolidated Net Income pursuant to clause (a)(vii) above in a previous period,

(ii) all non-cash gains of Holdings and its consolidated subsidiaries resulting from any fair value valuation of the CBRE Clarion Units or other investments (or the financial instruments related thereto),

(iii) unrealized net gains on Hedging Obligations and

(iv) to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period,

in each case as determined on a consolidated basis for Holdings and its Subsidiaries in accordance with GAAP; provided that

(1) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”) based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(2) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”) based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its consolidated subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) any reduction for charges made or asset impairments recognized in accordance with Accounting Standards Codification 350-Goodwill and Other Intangible Assets or Accounting Standards Codification 360 – Property, Plant and Equipment and (b) any gains or losses attributable to sales of assets out of the ordinary course of business; provided further, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by Holdings or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any Acquisition and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any Acquisition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning assigned thereto in Section 12.25(a).

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Currencies” means Dollars and each Alternative L/C Currency, and “Currency” means any of such Currencies.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debt Rating” means, as applicable, (a) the public corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the public corporate rating of the Borrower as determined by S&P from time to time, (c) the public corporate rating of the Borrower as determined by Fitch from time to time or (d) the long-term debt ratings assigned to the Borrower’s long-term senior, unsecured debt by Moody’s, S&P and/or Fitch from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations and other contingent obligations not then due and payable) or (b) requires the payment of any cash dividend, in each case, at any time on or prior to the 91st day following the latest final maturity date for any of the Loans; provided, however, that (i) Equity Interests that are issued pursuant to any plan for the benefit of officers, directors, employees or consultants of the issuer thereof or by any such plan to such officers, directors, employees or consultants, shall not constitute Disqualified Stock solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability and (ii) Equity Interests that were not Disqualified Stock when issued shall not become Disqualified Stock solely as a result of the subsequent extension of the final maturity date of any of the Loans.

“D&I Business” means the real estate development and investment activities conducted by Holdings and its subsidiaries.

“D&I Subsidiary” means any subsidiary of Holdings engaged principally in the D&I Business.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and its consolidated subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Dollar Equivalent” means, subject to Section 1.12, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a currency other Dollars, the equivalent of such amount in Dollars determined by the Administrative Agent at such time on the basis of the Spot Rate for such currency determined in respect of the most recent Revaluation Date for the purchase of Dollars with such currency.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is or, is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any of its ERISA Affiliates of any intent to withdraw from a Multiemployer Plan, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or is in “endangered” or “critical” status within the meaning of Section 305 of ERISA; (h) the occurrence of a nonexempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or a “party of interest” (within the meaning of Section 3(14) of ERISA) or with respect to which the Borrower or any such

Subsidiary could otherwise be liable; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary; or (j) any Foreign Benefit Event.

“Erroneous Payment” has the meaning assigned thereto in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Subordinated Indebtedness” means Subordinated Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any time not to exceed $700,000,000.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the applicable Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any withholding Taxes imposed under FATCA.

“Exempt Construction Loan” means any interim construction loan (or Guarantee thereof) (a) that is subject to or backed by an Approved Take Out Commitment or (b) in which the D&I Subsidiary that is the obligor of such construction loan has entered into a Qualifying Lease of the property securing such Exempt Construction Loan (or Guarantee thereof) and such lease supports a refinancing of the entire interim construction loan amount based upon prevailing permanent loan terms at the time the interim construction loan is closed. Notwithstanding the foregoing, construction loans (and Guarantees thereof) shall cease to be treated as Exempt Construction Loans in the event that any of the following occur: (i) the obligor of such Exempt Construction Loan is in default beyond any applicable notice and cure periods of any obligations under the credit agreement relating to such Exempt Construction Loan; or (ii) the underlying real property securing such Exempt Construction Loan has not been sold by a date which is no later than 15 months (unless subject to or backed by an Approved Take Out Commitment, in which case no deadline for the sale of such real property shall apply) after completion of construction.

“Existing Credit Agreement” means the Revolving Credit Agreement dated as of August 5, 2022, among Holdings, the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as such agreement is amended, restated, modified and supplemented and in effect immediately prior to the Closing Date).

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1 (a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations and Swingline Loans then outstanding, or (b) the making of any Loan by such Lender or the issuance, or extension of any Letter of Credit by such Issuing Lender, as the context requires.

“Facility Fee” has the meaning assigned thereto in Section 5.3(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the separate fee letter agreements dated May 27, 2025 among the Borrower, Wells Fargo and/or the other Arrangers and (b) any other letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31.

“Fitch” means Fitch Ratings or any successor to the ratings agency business thereof.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $5,000,000 (or the equivalent thereof in another currency) by Holdings, the Borrower or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any of its Subsidiaries, or the imposition on Holdings, the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000 (or the equivalent thereof in another currency).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any plan that under applicable law of any jurisdiction other than the United States of America is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary environmental indemnities and non-recourse carve-out guarantees requested by lenders in financing transactions secured by real property, (iii) guarantees in respect of Exempt Construction Loans or (iv) completion and budget guarantees.

“Guaranteed Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (iv) other financial institutions or counterparties identified to the Administrative Agent by the Borrower on or prior to the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into or (iv) other financial institutions or counterparties identified to the Administrative Agent by the Borrower from time to time.

“Guaranteed Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Guaranteed Cash Management Agreement.

“Guaranteed Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (iv) other financial institutions or counterparties identified to the Administrative Agent by the Borrower on or prior to the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, (iii) an Affiliate of a Lender or the Administrative

Agent, in each case as determined at the time such Hedge Agreement is entered into or (iv) other financial institutions or counterparties identified to the Administrative Agent by the Borrower from time to time.

“Guaranteed Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Guaranteed Hedge Agreement; provided that the “Guaranteed Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Guaranteed Obligations” means, collectively, (a) the Obligations, (b) any Guaranteed Hedge Obligations and (c) any Guaranteed Cash Management Obligations.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Guaranteed Hedge Obligations, the holders of any Guaranteed Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Guaranteed Obligations and, in each case, their respective successors and permitted assigns.

“Guarantors” means, collectively, Holdings and each Subsidiary Guarantor, if any.

“Guaranty Agreement” means the unconditional guaranty agreement of the date hereof executed by Holdings and the Borrower in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Guaranty Agreements” means, collectively, the Guaranty Agreement and any Subsidiary Guaranty Agreement.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Holdings” means CBRE GROUP, INC., a Delaware corporation.

“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).

“Incremental Amendment” has the meaning assigned thereto in Section 5.13(f).

“Incremental Facilities Limit” means $500,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Increases

“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the following: (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) with respect to clause (e), trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) only with respect to clauses (a) through (e), accrued obligations in respect of the Deferred Compensation Plan), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others (other than Guarantees by an Investment Subsidiary of any Indebtedness of any Co-investment Vehicle; provided that neither such Guarantee nor the related Indebtedness is recourse to Holdings, the Borrower or any other Subsidiary (other than an Investment Subsidiary)), (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances, (k) all obligations of such person pursuant to any Receivables Securitization to the extent such obligations are reflected as indebtedness on the balance sheet of Holdings and (l) the aggregate liquidation preference of all outstanding Disqualified Stock issued by such person. The Indebtedness of any person shall include all

Indebtedness of any partnership, or other entity in which such person is a general partner, or other equity holder with unlimited liability other than (x) Indebtedness which by its terms is expressly non‑recourse to such person (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)) and (y) if such person is an Investment Subsidiary, the Indebtedness of a related Co‑investment Vehicle. Notwithstanding the foregoing, in connection with the purchase of any business, Indebtedness shall not include post-closing payment adjustments to which the seller may become entitled so long as (i) such payment is to be determined by a final closing balance sheet or depends on the performance of such business after the closing of the purchase, (ii) at the time of closing, the amount of any such payment is not determinable and (iii) to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. Notwithstanding anything herein to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Information” has the meaning assigned thereto in Section 12.10.

“Initial Issuing Lender” means each of (a) Wells Fargo Bank, National Association, (b) Bank of America, N.A., (c) The Bank of Nova Scotia, (d) Citibank, N.A., (e) HSBC Bank USA, National Association, (f) JPMorgan Chase Bank, N.A. and (g) National Westminster Bank plc.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (or another period if, at the time of the relevant borrowing, all Lenders participating therein agree), in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Credit Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.5(b) without payment of any amounts pursuant to Section 5.9;

(e) there shall be no more than twenty (20) Interest Periods in effect at any time; and

(f) no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Investment Subsidiary” means (a) any Subsidiary engaged principally in the business of buying and holding real estate related assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, (b) any Subsidiary engaged principally in the business of investing in and/or managing Co-investment Vehicles and (c) any D&I Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lenders and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I hereto or such other form as may be approved by the Administrative Agent and the Borrower.

“Judgment Currency” has the meaning assigned thereto in Section 12.23.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $300,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Lender-Related Party” has the meaning assigned thereto in Section 12.3(d).

“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“Leverage Ratio” means, on any date, the ratio of (a) Total Debt less Available Cash on such date to (b) Consolidated EBITDA for the most recent Reference Period ended on or prior to such date of determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. For the avoidance of doubt, the grant by any Person of a license to use intellectual property owned by, licensed to or developed by such Person and such licensing activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Guaranty Agreements, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Guaranteed Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Guaranteed Hedge Agreement and any Guaranteed Cash Management Agreement).

“Loans” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Credit Loan or a Swingline Loan, and “Loan” means any of such Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, a materially adverse effect on (a) the business, assets, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Credit Parties (taken as a whole) to perform the payment obligations under the Loan Documents or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Non-Recourse Indebtedness), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% (and solely with respect to Letters of Credit denominated in Alternative L/C Currencies, 105%) of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 100% (and solely with respect to Letters of Credit denominated in Alternative L/C Currencies, 105%) of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Banking Activities” means (a) the origination of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages to another person (other than the Borrower or any Subsidiary) within 120 days after the origination thereof (or thereafter, so long as the purchaser thereof is a quasi‑federal governmental agency or enterprise or government-sponsored entity (including, for the avoidance of doubt, the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association) that shall have confirmed in writing its obligation to purchase such loans prior to such 120th day), provided, however, that in each case prior to origination of any mortgage loan, the Borrower or a Mortgage Banking Subsidiary, as the case may be, shall have entered into a legally binding and enforceable agreement with respect to such mortgage loan with a person that purchases such loans in the ordinary course of business, (b) the origination of FHA Loans and (c) servicing activities related to the activities described in clauses (a) and (b) above.

“Mortgage Banking Subsidiary” means CBRE CM and its subsidiaries that are engaged in Mortgage Banking Activities.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Zealand Dollars” means the lawful currency of New Zealand.

“New Zealand Subsidiary” means CBRE LIMITED, a company organized under the laws of New Zealand.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

“Non-Recourse Indebtedness” means Indebtedness of, or Guarantees by, an Investment Subsidiary; provided that (a) such Indebtedness is incurred solely in relation to the permitted investment or real estate development activities of such Investment Subsidiary and (b) such Indebtedness is not Guaranteed by, or otherwise recourse to, Holdings, the Borrower or any Subsidiary other than an Investment Subsidiary (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)); provided further that, if any such Indebtedness is partially Guaranteed by or otherwise recourse to Holdings, the Borrower or any Subsidiary other than an Investment Subsidiary, the portion of such Indebtedness not so Guaranteed or recourse shall be “Non-Recourse Indebtedness” hereunder.

“Notes” means the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders (including the Swingline Lender), the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Bond” shall mean any letter of credit, bond, guarantee or similar security device securing (a) the obligation of the Borrower or any Subsidiary to complete construction of improvements to real property or (b) the obligations of the Borrower or any Subsidiary under the terms of a client contract.

“Permitted Investors” means, collectively, the members of senior management of the Borrower on the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the second full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by Holdings or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds $100,000,000, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of Holdings (or any committee thereof duly authorized to act on behalf of such Board) by resolution determines in good faith not to be of material importance to the total business conducted by Holdings and its Subsidiaries, considered as one enterprise.

“Pro Forma Entity” means any Acquired Entity or Business or any Sold Entity or Business.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Acquisition” means any Significant Acquisition designated as such by Holdings to the Lenders at the time of the consummation thereof; provided that immediately after giving effect to such Significant Acquisition, no Default or Event of Default shall have occurred or be continuing or result therefrom.

“Qualified Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualifying Lease” means a lease agreement entered into by a D&I Subsidiary, as lessor, to lease the real property owned by such D&I Subsidiary upon completion of construction thereof to the extent that (a) the senior unsecured non-credit-enhanced long-term debt of the tenant or the guarantor of the tenant’s obligations under such lease is rated BBB-

or higher by S&P or Baa3 or higher by Moody’s, (b) the obligation of such tenant to accept possession of such real property and begin paying rent under such lease is not subject to any material condition other than (i) completion of construction in accordance with all requirements of applicable law and approved plans and specifications and on or before a date certain and (ii) issuance of a certificate of occupancy, (c) such lease has a non-cancelable primary term of 10 years or more and (d) such tenant has not failed or refused to perform under such lease agreement or notified TCC or the applicable D&I Subsidiary of its intention to not perform under such lease agreement (provided that the failure of one (but not more than one) tenant under a Qualifying Lease to meet the ratings criteria set forth in clause (a) above shall not result in the disqualification of such lease as a Qualifying Lease so long as, at the time such lease was entered into, such ratings criteria were satisfied, and such tenant only fails to satisfy such ratings criteria due to subsequent rating downgrades).

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a person pursuant to an arrangement with another person by which such other person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, and all proceeds thereof and rights (contractual or other) and collateral related thereto, and shall include, in any event, any items of property that would be classified as accounts receivable on the balance sheet of Holdings or any of the Subsidiaries prepared in accordance with GAAP or an “account”, “chattel paper”, an “instrument”, a “general intangible” or a “payment intangible” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” (as so defined) of any such items.

“Receivables Securitization” means, with respect to the Borrower and/or any of the Subsidiaries, any transaction or series of transactions of securitizations involving Receivables pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary (or, in the case of a Foreign Subsidiary, may factor), and may grant a corresponding security interest in, any Receivables (whether now existing or arising in the future) of the Borrower or any Subsidiary, and any assets related thereto including collateral securing such Receivables, contracts and all Guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving Receivables.

“Receivables Securitization Amount” means, with respect to any Receivables Securitization, the amount of obligations outstanding under the legal documents entered into as part of such Receivables Securitization on any date of determination that would be characterized as principal if such Receivables Securitization were structured as a secured lending transaction rather than as a purchase.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of Holdings and its Subsidiaries have been delivered to the Administrative Agent hereunder.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” means, subject to Section 1.12, with respect to any Letter of Credit denominated in an Alternative L/C Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the Letter of Credit so issued on such date, (ii) in the case of all Existing Letters of Credit denominated in Alternative L/C Currencies, the Closing Date, but only as to such Existing Letters of Credit and (iii) such additional dates as the Administrative Agent shall determine.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $3,500,000,000. The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Exposure at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 (including any increase in such revolving credit facility pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) June 24, 2030, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned by Holdings or a Subsidiary of Holdings on the Closing Date or thereafter acquired by Holdings or a Subsidiary of Holdings whereby Holdings or a Subsidiary of Holdings transfers such property to a Person and Holdings or a Subsidiary of Holdings leases it from such Person.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions, imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury or the Hong Kong Monetary Authority.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Securitization Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Securitizations.

“Significant Acquisition” means an Acquisition for aggregate consideration in excess of $300,000,000.

“Significant Subsidiary” means, at any date of determination, any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the Closing Date; provided that, solely for purposes of Section 10.1(h) and (i), “Significant Subsidiary” shall also include two or more Subsidiaries that, when considered in the aggregate as a single Subsidiary, would constitute a Significant Subsidiary.

“Singapore Dollars” means the lawful currency of Singapore.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 5.1(a).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Restructuring” means any restructuring initiative, cost saving initiative or other similar strategic initiative of Holdings or any of its Subsidiaries after the Closing Date described in reasonable detail in a certificate of a Responsible Officer delivered by the Borrower to the Administrative Agent.

“Specified Transaction” means, with respect to any period, any investment (including any Acquisition), sale, transfer or other disposition of assets or property outside the ordinary course of business.

“Spot Rate” means, subject to Section 1.12, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means unsecured Indebtedness of Holdings or the Borrower, which may be Guaranteed on a subordinated basis by Holdings, the Borrower or one or more Subsidiary Guarantors, that (a) is expressly subordinated to the prior payment in full in cash of the Obligations, on terms and conditions reasonably satisfactory to the Administrative Agent, (b) contains no financial “maintenance” covenants, (c) matures on or after the 180th day following the latest final maturity date for any of the Loans and has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments (other than regularly scheduled payments of interest) prior to the 180th day following the latest final maturity date for any of the Loans and (d) in the case of any such Subordinated Indebtedness incurred after the Closing Date, provides that any such Guarantee by a Subsidiary shall be released automatically upon the release of such Guarantee with respect to such Subsidiary.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Subsidiary Guarantors” means, collectively, each Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.7.

“Subsidiary Guaranty Agreement” means any unconditional guaranty agreement executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Guaranteed Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans to the Borrower pursuant to Section 2.7.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (other than the Swingline Lender) at any time shall be its Revolving Credit Commitment Percentage of the total Swingline Exposure at such time. The Swingline Exposure of the Swingline Lender at any time shall be the aggregate principal amount of all Swingline Loans made by the Swingline Lender outstanding at such time, less the amount of participation funded by other Lenders in such Swingline Loans.

“Swingline Facility” means the swingline facility established pursuant to Section 2.7.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.7.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, in form and substance satisfactory to the Swingline Lender, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Take Out Commitment” means a written obligation of a person either (a) to purchase real property and the improvements thereon for an amount sufficient to repay the interim construction loan used to acquire and construct such real property and improvements or (b) to provide debt and/or equity financing the proceeds of which are to be used to repay the interim construction loan used to acquire and construct real property and improvements thereon.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCC” means Trammell Crow Company.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

Notwithstanding the foregoing, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $500,000,000.

“Total Assets” means, at any date of determination, the total consolidated assets of Holdings and its consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP, calculated on a pro forma basis to give effect to the inclusion or exclusion of the assets of any Pro Forma Entity acquired or sold on such date, but excluding the consolidated assets of any Subsidiary with Non-Recourse Indebtedness.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Debt” means, at any time, the total Indebtedness for borrowed money of Holdings and its consolidated subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, excluding (a) CBRE CM Permitted Indebtedness, (b) Non-Recourse Indebtedness, (c) Indebtedness of the type described in clause (i) of the definition of such term (and any Guarantee of such Indebtedness) and Indebtedness under Performance Bonds, in each case, except to the extent of any unreimbursed drawings thereunder, (d) Exempt Construction Loans of any D&I Subsidiary, (e) the amount of any Indebtedness supported by Approved Credit Support, (f) Indebtedness under the CBRE Loan Arbitrage Facility, (g) any Receivables Securitization and (h) Indebtedness under short-term vendor receivables financing arrangements to the extent the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $700,000,000; provided that, at the election of the Borrower, Excluded Subordinated Indebtedness may also be excluded so long as the proceeds of such Excluded Subordinated Indebtedness are used to prepay any portion of Total Debt secured by a Lien.

“Trade Date” has the meaning assigned thereto in Section 12.9(b)(i).

“Transactions” means, collectively, (a) the repayment in full of all Loans (as defined under the Existing Credit Agreement) outstanding under the Existing Credit Agreement and the termination of revolving commitments thereunder, (b) the initial Extensions of Credit (if any), (c) entry into the 364-Day Revolving Credit Agreement and the other 364-Day Revolving Credit Facility Loan Documents and the extension of credit thereunder on the Closing Date and (d) the payment of all fees, expenses and costs incurred in connection with the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.4(c) and 5.2, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2. Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.2(a), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.

(c) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.4. [Reserved].

SECTION 1.5. Rounding. Any financial ratios, percentages or other amounts required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8. Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.9. Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1 and 9.2, (i) any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of Holdings and its Subsidiaries delivered pursuant to Section 7.4 or Section 8.2(a), as applicable, (ii) in the event that any Indebtedness, Lien, or other restricted action contained therein, as applicable, meets the criteria of more than one of the categories or sub-categories of transactions or items permitted pursuant to any clause of such Sections 9.1 and 9.2, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a “fixed amount” that later would be permitted on a pro forma basis to be incurred or made pursuant to a “percentage based amount” and (iii) any Indebtedness, Lien, or other restricted action contained therein need not be permitted solely by reference to one category but may instead be permitted in part under any combination thereof. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1 and 9.2, with respect to any amount of Indebtedness in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness may be incurred at any time under such Sections.

SECTION 1.10. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.11. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.12. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as applicable, shall determine the Dollar Equivalent amounts of Extensions of Credit denominated in Alternative L/C Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount is expressed in Dollars, but such Letter of Credit is denominated in an Alternative L/C Currency, such amount shall be the relevant Alternative L/C Currency equivalent of such Dollar amount (rounded to the nearest unit of such Alternative L/C Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be.

ARTICLE II

Revolving Credit Facility

SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure (including after giving effect to any Swingline Loan) of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2. [Reserved] .

SECTION 2.3. Procedure for Advances of Revolving Credit Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (i) 12:00 p.m. on the same Business Day as each Base Rate Loan and (ii) 3:00 p.m. at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) with respect to SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment), (C) [reserved], (D) whether such Revolving Credit Loan is to be a SOFR Loan or a Base Rate Loan, and (E) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of

Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after the times described above shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit. Not later than 1:00 p.m. on the proposed borrowing date, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.

SECTION 2.4. Repayment and Prepayment of Revolving Credit.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans and Swingline Loans in full on the Revolving Credit Maturity Date, together, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than (i) 12:00 p.m. on the same Business Day as prepayment of each Base Rate Loan and (ii) 3:00 p.m. at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate

Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans and $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans. A Notice of Prepayment received after the times described above shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d) [Reserved].

(e) Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5. Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Facility Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6. Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

SECTION 2.7. Swingline Loans.

(a) Swingline Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make Swingline Loans to the Borrower, in Dollars, at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date, the termination of the Swingline Commitments and the termination of all of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of all Swingline Loans exceeding $300,000,000 in the aggregate (such amount to be increased and/or decreased from time to time as mutually agreed between the Borrower and the Swingline Lender), (y) the Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Revolving Credit Commitment or (z) the Swingline Lender’s Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Swingline Lender’s Revolving Credit Commitment. Each Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary herein, the Swingline Lender shall not be required to make Swingline Loans at any time that there exists a Defaulting Lender.

(b) Swingline Loans. The Borrower shall give the Swingline Lender and the Administrative Agent prior written notice (substantially in the form of Exhibit B) not later than 2:00 p.m., New York City time, on the same day as a proposed Swingline Loan. Such Notice of Borrowing shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and the amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account in the name of the Borrower as designated by the Borrower in such deposit account identified in the most recent Notice of Account Designation. Notwithstanding anything to the contrary set forth in Section 12.2, the borrowing mechanics in respect of the Swingline Loans may be modified from time to time by the agreement of the Administrative Agent, the Borrower and the Swingline Lender. The Borrower agrees that it shall repay to the Swingline Lender the outstanding principal balance of each Swingline Loan made to the Borrower on the earlier of the date that is the seventh Business Day after such Swingline Loan is made and the Revolving Credit Maturity Date.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan (prior to the date such Swingline Loan must be repaid in accordance with Section 2.7(b)), in whole or in part, upon giving written notice to the Swingline Lender and to the Administrative Agent before 2:00 p.m., New York City time, one Business Day prior to the date of prepayment at the Swingline Lender’s address for notices specified in Section 12.1. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Interest. Each Swingline Loan shall be a Base Rate Loan.

(e) Participations. The Swingline Lender may on any Business Day require the Revolving Credit Lenders to acquire participations in all or a portion of the outstanding Swingline Loans. Each notice shall specify the aggregate amount of Swingline Loans in which such Revolving Credit Lenders will participate. The Administrative Agent will promptly give notice to each Revolving Credit Lender specifying in such notice such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Credit Commitment Percentage in Dollars of such Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan or any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.3(b) with respect to Loans made by such Revolving Credit Lender (and Section 2.3(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan of such Borrower acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made in Dollars and to the Administrative Agent. Any amount received by the Swingline Lender from the Borrower in respect of a Swingline

Loan of such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.7(e) by the time specified herein, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Pro Rata Percentage of Swingline Loans. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

(f) Designation of Swingline Lender. The Borrower may, at any time and from time to time, with the consent of such Lender or Lenders, designate one or more Lenders or their Affiliates to act as a Swingline Lender under the terms of this Agreement; provided that the Administrative Agent shall be reasonably satisfied that such Swingline Lender may make loans and other extensions of credit to the Borrower in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expenses. At any time that there shall be more than one Swingline Lender under this Agreement, borrowings and repayments of Swingline Loans shall be made ratably in accordance with the Swingline Commitments of the Swingline Lenders.

(g) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.7 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

ARTICLE III

Letter of Credit Facility

SECTION 3.1. L/C Facility.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in Dollars or one or more Alternative L/C Currencies in the Dollar Equivalent of an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th)

Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that (A) no Issuing Lender shall be required to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment (but, for the avoidance of doubt, such Issuing Lender may agree to such issuance in excess of its L/C Commitment in its sole discretion) and (B) no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance (i) the L/C Obligations would exceed the L/C Sublimit or (ii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. Each Issuing Lender may at its option issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Issuing Lender to issue such Letter of Credit; provided that any exercise of such option shall not affect the Borrower’s reimbursement obligations in accordance with the terms of this Agreement.

(b) Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars or any Alternative L/C Currency in a minimum amount of $1,000,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date; and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the ISP, in each case as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to

Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2. Procedure for Issuance and Disbursement of Letters of Credit.

(a) The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 3:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit

Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

(b) The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

SECTION 3.3. Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are SOFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender equal to the percentage per annum to be agreed upon of the aggregate face amount of outstanding Letters of Credit. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on demand and are nonrefundable.

SECTION 3.4. L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, in the Dollar Equivalent of the Currency in which such Letter of Credit is denominated, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Currency thereof and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount, Currency and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, in the Dollar Equivalent of the Currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing

Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative L/C Currency to any L/C Participant or in the relevant currency markets generally or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5. Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in the Currency of such Letter of Credit, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount ((x) if such drawing is denominated in an Alternative L/C Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Dollar Equivalent of such amount in such Alternative L/C Currency and (y) without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant and (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower’s repayment in Dollars of any Letter of Credit denominated in an Alternative L/C Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 3.6. Obligations Absolute.

(a) The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative L/C Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(vi) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b) The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c) In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing

Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(d) Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

SECTION 3.7. Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8. Removal and Resignation of Issuing Lenders.

(a) The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).

(b) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.

(c) Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such removed or resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable Currency hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9. Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE IV

[RESERVED]

ARTICLE V

General Loan Provisions

SECTION 5.1. Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Term SOFR plus the Applicable Margin (provided that Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) all overdue amounts with respect to outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (B) all overdue amounts with respect to outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (C) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan (including each Swingline Loan) shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2025, and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 5.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third U.S. Government Securities Business Day after the Closing Date, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 3:00 p.m. three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be automatically converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrower requests a conversion to, or continuation of, a SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, no Swingline Loan may be converted to a SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3. Fees.

(a) Facility Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable facility fee (the “Facility Fee”) at a rate per annum equal to the Applicable Margin on the Revolving Credit Commitment, regardless of usage. The Facility Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2025, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Facility Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4. Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5. Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Letters of Credit and Swingline Loans to any assignee or participant, other than to Holdings or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7. Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 11.12, Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8. Changed Circumstances.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(b) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative

Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(B) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 5.8(c).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark

(including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 5.9. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(c) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.10. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iv) and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such

Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.11. Taxes.

(a) Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the Swingline Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 5.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(c) Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 5.13. Incremental Increases.

(a) Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request one or more increases in the Revolving Credit Commitments (an “Incremental Increase”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in a minimum amount of $50,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Increase and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.

(b) Incremental Lenders. Each notice from the Borrower pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of Loans or Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c) Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d) Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that in the case of each Incremental Increase:

(i) each such Incremental Increase shall have the same terms, including maturity, Applicable Margin and Facility Fees, as the Revolving Credit Facility; provided that (x) any upfront fees payable by the Borrower to the Lenders under any Incremental Increases may differ from those payable under the then existing Revolving Credit Commitments and (y) the Applicable Margins or Facility Fees or interest rate floor applicable to any Incremental Increase may be higher than the Applicable

Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility if the Applicable Margins or Facility Fees or interest rate floor applicable to the Revolving Credit Facility are increased to equal the Applicable Margins and Facility Fees and interest rate floor applicable to such Incremental Increase; and

(ii) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations and Swingline Loans will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment);

(iii) each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Guarantors on a pari passu basis with the other Obligations; and notwithstanding anything in clause (i) of this Section 5.13(d) to the contrary, the terms and conditions applicable to an Incremental Increase may be different than the terms and conditions applicable to the Revolving Credit Facility, as applicable, if such differences are applicable solely to periods after the latest scheduled maturity date of the Loans and Commitments in effect as of the Increase Effective Date.

(e) Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent:

(i) no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;

(ii) all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(iii) the Administrative Agent shall have received from the Borrower, a certificate demonstrating that (A) the Borrower is in compliance with the financial covenant set forth in Section 9.5, based on the financial statements for the most recently completed Reference Period, both before and after giving effect on a pro forma basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Increase is fully drawn) and any Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment;

(iv) the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and

(v) the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase), modifications to other instruments and documents reasonably requested by Administrative Agent in connection with such Incremental Increase.

(f) Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13.

(g) Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Acquisitions and other investments permitted hereunder and any other use not prohibited by this Agreement.

SECTION 5.14. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender, the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting

Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 5.15. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 5.14.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any Facility Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE VI

Conditions of Closing and Borrowing

SECTION 6.1. Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders (including the Swingline Lenders) to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note and a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby) and the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall have occurred and be continuing.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of Holdings and the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing and (C) since December 31, 2024, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinion of Counsel. Opinion of Simpson Thacher & Bartlett, LLP, as counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request.

(c) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented fees, charges and disbursements of one single firm of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all upfront fees.

(d) Miscellaneous.

(i) Existing Indebtedness. All outstanding revolving loans under the Existing Credit Agreement shall be repaid in full and all revolving commitments under the Existing Credit Agreement shall have been terminated.

(ii) PATRIOT Act, etc.

The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it, at least two (2) Business Days prior to the Closing Date.

SECTION 6.2. Conditions to All Extensions of Credit. The obligations of the Lenders (including the Swingline Lenders) and/or any Issuing Lender, as applicable, to make or participate in any Extensions of Credit (including the initial Extension of Credit) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents (other than the representations and warranties set forth in Section 7.5 and Section 7.6) shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a), Section 2.7(b) or Section 3.2, as applicable.

(d) New Letters of Credit/Swingline Loans. So long as any Lender is a Defaulting Lender, (i) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto and (ii) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE VII

Representations and Warranties of the Credit Parties

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each of Holdings and the Borrower hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1. Organization; Powers. Each of Holdings, the Borrower and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization to the extent such concept is applicable (in the case of good standing, except where the failure so to be in good standing could not reasonably be expected to result in a Material Adverse Effect), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 7.2. Authorization. The execution, delivery and performance by the Credit Parties of the Loan Documents to which each is or will be a party and the consummation by the Credit Parties of the Transactions (including the borrowings by the Borrower hereunder) (a) have been duly authorized by all requisite corporate, partnership and, if required, stockholder and partner action and (b) will not (i) violate (x) any provision of law, statute, rule or regulation in any material respect, or of the certificate or articles of incorporation, partnership agreements or other constitutive documents or by-laws of Holdings, any Borrower or any Subsidiary, (y) any order of any Governmental Authority or (z) any provision of any indenture, agreement or other instrument to which Holdings or any Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound in any material respect, (ii) or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, any Borrower or any Subsidiary.

SECTION 7.3. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Credit Party party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 7.4. Financial Statements. Holdings has heretofore furnished to the Lenders (a) its consolidated balance sheets and statements of comprehensive income, operations, equity and cash flows as of and for the fiscal year ended December 31, 2024, audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (b) its unaudited consolidated balance sheets and statements of comprehensive income, operations, equity and cash flows as of and for the fiscal quarter ended March 31, 2025. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such date and for such period. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.

SECTION 7.5. No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2024.

SECTION 7.6. Litigation. There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or any Borrower, threatened against or affecting Holdings or any Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 7.7. Federal Reserve Regulations.

(a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

SECTION 7.8. Investment Company Act. None of Holdings, the Borrower or any Subsidiary (other than any Investment Subsidiary) is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 7.9. Patriot Act; FCPA; OFAC.

(a) Holdings, the Borrower and the Subsidiaries are in compliance, in all material respects, with (i) (x) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and those administered by the U.S. Department of State and any other enabling legislation or executive order relating thereto and (y) Sanctions, and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of the Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(b) None of Holdings, the Borrower or any Subsidiary or, to the knowledge of Holdings or the Borrower, any director, officer, agent or employee of Holdings, the Borrower or any Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or any other Sanctions-related list of designated persons maintained by the United States Treasury Department or the U.S. Department of State or by the United Nations Security Council, the European Union or any member state of the European Union, His Majesty’s Treasury of the United Kingdom or the Hong Kong Monetary Authority, (ii) is operating, organized or resident in a Sanctioned Country, (iii) is any person 50% or more owned or otherwise controlled by any such person or persons or (iv) is the subject of any Sanctions; and

none of Holdings, the Borrower or any Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country.

SECTION 7.10. Use of Proceeds. The Borrower will use the proceeds of the Loans (other than Incremental Increases) and will request the issuance of Letters of Credit for working capital and other general corporate purposes, including the financing of Acquisitions and other investments permitted hereunder and any other use not prohibited by this Agreement.

SECTION 7.11. No Material Misstatements. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Holdings or any Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (other than projections and forward-looking information, pro forma financial information or information of a general economic or industry specific nature), when taken as a whole together with any reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be, do not contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading as of the time when made or delivered; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

ARTICLE VIII

Affirmative Covenants

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Significant Subsidiaries to:

SECTION 8.1. Existence; Businesses and Properties; Compliance with Laws.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise permitted under Section 9.3 or (ii) in the case of any Significant Subsidiaries, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) except as permitted under Section 9.3, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business and (ii) comply and cause all Subsidiaries to comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, including Environmental Laws, whether now in effect or hereafter enacted.

(c) (i) Notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 8.2. Financial Statements, Reports, etc. In the case of Holdings, furnish to the Administrative Agent, which shall furnish such statements, certificates or other documents received pursuant to this Section 8.2 to each Lender and Issuing Lender:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such consolidated subsidiaries for such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to the scope of such audit or as to “going concern” (except for any such qualification solely with respect to or resulting from an upcoming maturity of any Indebtedness of the Borrower or its Subsidiaries or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or, other than in the case of any financial maintenance covenant included herein, any actual inability to satisfy any financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such consolidated subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 9.5;

(d) [Reserved];

(e) [Reserved];

(f) promptly after the same become publicly available, copies of all material reports filed by Holdings and the Borrower with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) [Reserved]; and

(h) subject to applicable law and third party confidentiality agreements entered into by Holdings or the Borrower in the ordinary course of business, promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, as the Administrative Agent may reasonably request (including on behalf of any Lender).

The Borrower and Holdings hereby acknowledge and agree that all financial statements and certificates furnished pursuant to paragraphs (a), (b), (c) and (f) above (i) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 12.1 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such section and (ii) shall be deemed to have been delivered on the date on which the Borrower or Holdings (x) posts such documents, or provides a link thereto on the Borrower’s website on the Internet at http://cbre.com or such other website with respect to which the Borrower may from time to time notify the Administrative Agent and to which the Lenders have access or (y) files a Form 10-K or 10-Q for the relevant fiscal period, as applicable, with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be.

SECTION 8.3. Notices of Default. Furnish to the Administrative Agent (which shall furnish such notice to each Lender and Issuing Lender) prompt written notice of any Event of Default or Default upon any Responsible Officer obtaining actual knowledge thereof, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

SECTION 8.4. [Reserved].

SECTION 8.5. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP and all material requirements of law are made of all dealings and transactions in relation to its business and activities. Subject to applicable law and third party confidentiality agreements entered into by the Credit Parties in the ordinary course of business, each Credit Party will, and will cause each of its Subsidiaries to, provided that, in the absence of an Event of Default, such visits and inspections shall be limited to once per fiscal year, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings, the Borrower or any Subsidiary at reasonable times and as often as reasonably requested (but in all events upon reasonable prior notice) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of Holdings, the Borrower or any Subsidiary with the officers thereof.

SECTION 8.6. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes described in Section 7.10, in any Incremental Assumption Agreement (with respect to Incremental Increases), and not request any Extension of Credit, and the Borrower shall not knowingly use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Extension of Credit, directly or indirectly, for any purpose prohibited by Section 7.9.

SECTION 8.7. Additional Credit Parties. Holdings will cause any existing and any subsequently acquired or organized Domestic Subsidiary which provides a Guarantee in respect of any Material Indebtedness to become party to the Subsidiary Guaranty Agreement and each other applicable Loan Document; provided that (i) no such Domestic Subsidiary that is not “100% owned” (as defined in Rule 3-10(h)(i) of Regulation S-X of Securities Act of 1933) shall be required at any time to Guarantee any of the Obligations to the extent that such a Guarantee would, directly or indirectly, result in Holdings or the Borrower being required to file separate financial statements of each of the Subsidiary Guarantors with the SEC and such separate financial statements are not otherwise being provided to the SEC at such time, (ii) the requirements described in this Section 8.7 shall not apply to any Domestic Subsidiary for which the provision of a Guarantee pursuant to the Subsidiary Guaranty Agreement would be prohibited by applicable law of any jurisdiction to which it is subject or would result in adverse tax consequences to Holdings or its Subsidiaries and (iii) the Guarantee of any Obligations by any such Domestic Subsidiary shall be automatically released if such release is necessary to comply with the immediately preceding proviso or the provisions of Section 11.9.

ARTICLE IX

Negative Covenants

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 9.1. Indebtedness. Holdings and the Borrower will not cause or permit any of the Non-Guarantor Subsidiaries to incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 9.1(a) and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased and neither the final maturity nor the weighted average life to maturity of such Indebtedness is shortened;

(b) intercompany Indebtedness of the Non-Guarantor Subsidiaries (including, for the avoidance of doubt, any such Indebtedness owing to Holdings, the Borrower or any Guarantor);

(c) Indebtedness under Performance Bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(d) (i) CBRE CM Permitted Indebtedness, Indebtedness under the CBRE Loan Arbitrage Facility, Exempt Construction Loans, Indebtedness in respect of any Receivables Securitization, to the extent the aggregate Receivables Securitization Amount attributable at any time in respect of all Receivables Securitizations does not exceed $1,250,000,000 and Non-Recourse Indebtedness, (ii) Indebtedness under short-term vendor receivables financing arrangements to the extent the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $700,000,000 and (iii) short-term Indebtedness in connection with the investment management business of the Borrower and its Subsidiaries to the extent the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $1,000,000,000;

(e) Indebtedness of any person existing at the time such person is acquired by the Borrower or a Subsidiary in connection with an acquisition and not incurred in anticipation or contemplation thereof and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased and neither the final maturity nor the weighted average life to maturity of such Indebtedness is shortened;

(f) (i) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not in excess of $1,000,000,000 and (ii) Indebtedness under local credit facilities in an aggregate principal amount at any time outstanding not in excess of $500,000,000; and

(g) (i) Non-Guarantor Subsidiaries may incur Indebtedness at any time if, after giving effect thereto, the aggregate principal amount of all Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this paragraph (g) and outstanding at such time does not exceed 20% of Total Assets at such time (after giving pro forma effect to any assets to be acquired in connection with the incurrence of such Indebtedness); and (ii) Indebtedness of non-wholly owned Subsidiaries that are not Significant Subsidiaries.

SECTION 9.2. Liens. Holdings and the Borrower will not, nor will they cause or permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and (i) set forth in Schedule 9.2(a) or (ii) encumbering property or assets with a fair market value on the date hereof of less than $10,000,000; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) (I) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (II) any Liens on property to secure the payment of all or any part of the purchase price of such property, or Liens on property to secure any Indebtedness incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(d) Liens for Taxes, fees, assessments or other governmental charges not yet due, or if material, which are being contested in good faith by appropriate proceedings and adequate reserves are maintained in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable, or if material, which are being contested in good faith by appropriate proceedings and adequate reserves are maintained in accordance with GAAP;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i) Liens arising out of judgments or awards in respect of which Holdings, the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(j) Liens on investments made by CBRE CM in connection with the CBRE CM Loan Arbitrage Facility to secure Indebtedness under the CBRE CM Loan Arbitrage Facility, if such investments were acquired by CBRE CM with the proceeds of such Indebtedness;

(k) Liens on investments made by the Borrower or CBRE, Inc. in connection with the CBRE Loan Arbitrage Facility to secure Indebtedness under the CBRE Loan Arbitrage Facility, if such investments were acquired by the Borrower or CBRE, Inc., as the case may be, with the proceeds of such Indebtedness;

(l) Liens on mortgage loans originated and owned or held by CBRE CM or any Mortgage Banking Subsidiary pursuant to any CBRE CM Mortgage Warehousing Facility or the CBRE CM Repo Arrangement, and Liens in connection with CBRE CM Lending Program Securities;

(m) Liens on Receivables securing any Receivables Securitization permitted to be outstanding under Section 9.1;

(n) any Lien existing on any property or asset of any person that exists at the time such person becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any property or assets of the Borrower or any other Subsidiary;

(o) Liens arising solely by virtue of any statutory, common law or contractual provision relating to bankers’ liens, rights of set‑off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or relating to Liens on brokerage accounts;

(p) Liens on the assets or Equity Interests of an Investment Subsidiary to secure Exempt Construction Loans, Non-Recourse Indebtedness and Guarantees thereof;

(q) Liens securing Indebtedness of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries;

(r) any Lien in relation to personal property acquired by the New Zealand Subsidiary in the ordinary course of its normal business; provided that such Lien shall be permitted only if (i) it is given by the New Zealand Subsidiary (as buyer) in favor of a seller of the personal property, (ii) it secures (and only secures) all or part of the purchase price for the personal property and (iii) it is discharged within 60 days of its creation;

(s) any security in relation to personal property acquired by the New Zealand Subsidiary that is created or provided for by (i) a transfer of an account receivable or chattel paper, (ii) a lease for a term of more than 1 year, or (iii) a commercial consignment, that does not secure payment or performance of an obligation (all terms used in Section 9.2(r) and (s) and not defined in this Agreement have the meaning specified thereto in the New Zealand Personal Property Securities Act 1999); and

(t) other Liens not permitted by the foregoing; provided that, at the time of the incurrence thereof, neither the obligations secured thereby nor the aggregate fair market value of the assets subject thereto, together with all amounts with respect to all Sale/Leaseback Transactions permitted under the last sentence of Section 9.4, shall exceed 12.5% of Total Assets at the time.

SECTION 9.3. Fundamental Changes.

(a) Neither Holdings nor the Borrower may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

(i) the successor or transferee entity, if other than Holdings or the Borrower, as the case may be, is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by an amendment executed and delivered to the trustee, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any interest on all the outstanding Loans and the performance of every covenant and obligation in this Agreement to be performed or observed by Holdings or the Borrower, as the case may be;

(ii) immediately after giving effect to such transaction, no Event of Default, as defined in this Agreement, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(iii) within 30 days of such consolidation, merger, conveyance, transfer or lease, Holdings or the Borrower, as the case may be, has delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel stating that such occurrence, and, if an amendment is required in connection with such occurrence, such amendment, comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for Holdings or the Borrower, as the case may be, as obligor or guarantor on the Loans, as the case may be, with the same effect as if it had been named in the Agreement as the Holdings or the Borrower, as the case may be. As a result, the successor entity may exercise the rights and powers of the Holdings or the Borrower, as the case may be, under this Agreement, and Holdings or the Borrower, as the case may be, shall be released from all liabilities and obligations under this Agreement and, as the case may be, under the Loans or guarantee thereof.

(b) No Subsidiary Guarantor may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(i) the successor or transferee entity, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to Holdings, the Borrower or an affiliate of Holdings or the Borrower), whether through a merger, consolidation or sale of Equity Interests or assets or (y) that, as a result of the disposition of all or a portion of its Equity Interests, ceases to be a Subsidiary;

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(iii) other than the case where the Guarantor is the successor entity, within 30 days of such consolidation, merger, conveyance, transfer or lease, the Borrower has delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel stating that such occurrence and, if a supplemental indenture is required in connection with such occurrence, such supplemental indenture, comply with the foregoing provisions relating to such transaction.

SECTION 9.4. Sale Leasebacks. Holdings and the Borrower will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction for the sale and leasing back of any Principal Property unless:

(a) such transaction was entered into prior to the Closing Date;

(b) such transaction was for the sale and leasing back to Holdings or any of its wholly owned Subsidiaries of any Principal Property by one of its Subsidiaries;

(c) such transaction involves a lease for not more than three years (or which may be terminated by Holdings or its Subsidiaries within a period of not more than three years);

(d) the Borrower would be entitled to incur Indebtedness secured by a Lien with respect to such Sale/Leaseback Transaction without equally and ratably securing the Loans; or

(e) the Borrower or any Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of Indebtedness that is pari passu with the Loans (including the Loans) within 365 days before or after the effective date of any such Sale/Leaseback Transaction.

Notwithstanding the restrictions set forth in clauses (a) through (e) above, the Borrower and any Subsidiary may enter into any Sale/Leaseback Transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, together with such amounts with respect to all Sale/Leaseback Transactions and all secured obligations or aggregate fair market value of assets subject to Liens under Section 9.2(t), does not exceed 12.5% of Total Assets calculated as of the closing date of the Sale/Leaseback Transaction.

SECTION 9.5. Financial Covenant. Holdings will not permit the Leverage Ratio on the last day of any fiscal quarter to be greater than (i) 4.25 to 1.00 or (ii) for the first four full fiscal quarters following the consummation of a Qualified Acquisition, 4.75 to 1.00.

ARTICLE X

Default and Remedies

SECTION 10.1. Events of Default. Each of the following shall constitute an Event of Default:

a. Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 3.1, Section 5.14 or Section 5.15(a)(v).

b. Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

c. Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

d. Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1 (a), Section 8.3, Section 8.6 or Article IX.

e. Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section

10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Administrative Agent’s delivery of written notice thereof to the Borrower.

f. Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Material Indebtedness (other than the Loans or any Reimbursement Obligation) beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts) of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired); provided that this clause (f) shall not apply to (x) secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness or (y) Indebtedness existing on the Closing Date which by its terms provides for an option by the payee thereof to require repayment prior to the scheduled maturity thereof.

g. Change in Control. Any Change in Control shall occur.

h. Voluntary Bankruptcy Proceeding. Any Credit Party or any Significant Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

i. Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Significant Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.

j. Failure of Guarantees. Any Guaranty Agreement shall for any reason cease to be in full force and effect, other than in accordance with the express terms hereof or thereof, or any Guarantor shall deny in writing that it has any further liability under the relevant Guaranty Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents).

k. ERISA Events. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

l. Judgment. One or more judgments, orders or decrees for the payment of money shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage), in excess of the Threshold Amount.

SECTION 10.2. Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Guaranteed Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 10.3. Rights and Remedies Cumulative; Non-Waiver; Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or the Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4. Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 5.14 and 5.15, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees (other than Facility Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid Facility Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and Guaranteed Cash Management Obligations and Guaranteed Hedge Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Guaranteed Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Cash Management Obligations and Guaranteed Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Guaranteed Cash Management Obligations or Guaranteed Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

ARTICLE XI

The Administrative Agent

SECTION 11.1. Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 11.6 and 11.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither Holdings nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b) [Reserved]

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 11.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 11.3. Exculpatory Provisions.

(a) The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of Holdings, the Borrower or any of their respective Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(iv) shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b) The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) [reserved], (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

(d) Neither any Arranger nor any Person named on the cover page of this Agreement as a Co-Syndication Agent or Co-Documentation Agent (or their respective Affiliates) shall have any duties, obligations or liability under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender, an Issuing Lender or Administrative Agent), but all such Persons shall have the benefit of the indemnities provided for hereunder.

SECTION 11.4. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 11.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.

SECTION 11.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 11.6. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, if in its sole discretion it elects to, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of Holdings, the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, any Issuing Lender or any other Guaranteed Party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Holdings, the Borrower and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to Holdings, the Borrower and their Subsidiaries and (ii) it will not assert any claim in contravention of this Section 11.7.

SECTION 11.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 11.9. Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Guaranteed Hedge Obligations and Guaranteed Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower; provided that the release of Subsidiary Guarantors comprising substantially all of the credit support for the Guaranteed Obligations shall be subject to Section 12.2(i). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9 as certified by the Borrower.

SECTION 11.10. Guaranteed Hedge Obligations and Guaranteed Cash Management Obligations. No holder of any Guaranteed Hedge Obligations or Guaranteed Cash Management Obligations that obtains the benefits of Section 10.4 or any Guarantee by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Guarantee (including the release or impairment of any Guarantee), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guarantee, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Hedge Obligations and Guaranteed Cash Management Obligations.

SECTION 11.11. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.12. Erroneous Payments.

(a) Each Lender, each Issuing Lender and each other Guaranteed Party party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Guaranteed Party (or the Lender Affiliate of a Guaranteed Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Guaranteed Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each Lender, each Issuing Lender and each other Guaranteed Party party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII

Miscellaneous

SECTION 12.1. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

100 E Pratt Street

Suite 1700

Baltimore, MD 21202
Attention of: Daniel McCulley, Senior Vice President & Global Treasurer

Bryan Benson, Senior Director, Treasury Capital Markets
E-mail:

With copies to:

2121 North Pearl Street

Suite 300

Dallas, TX 75210

Attention of: Emma Giamartino, Chief Financial Officer

E-mail:

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association
MAC D1116-025-1B2
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

If to Wells Fargo, as Swingline Lender:

Wells Fargo Bank, National Association
MAC D1116-025-1B2
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business

Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders (including, for the avoidance of doubt, the Swingline Lender) and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e) Platform.

(i) Each Credit Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower

Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Applicable Laws.

SECTION 12.2. Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 5.8(c) and Section 12.9(f)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default;

(d) change Section 5.6, Section 5.15(a)(ii) or Section 10.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 5.6, Section 5.15(a)(ii) or Section 10.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) [Reserved];

(f) except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(g) [Reserved];

(h) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(i) release (i) Holdings, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising all or substantially all of the credit support for the Obligations, in any case, from any Guaranty Agreement, without the written consent of each Lender; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement (including Section 11.9) or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement (including Sections 2.7 and 11.9) or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 12.1(e), Section 12.20 or Article XI hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) [reserved], (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) (x) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision or (y) to add terms (including, without limitation, representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, (viii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c) and (ix) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement or otherwise effectuate the terms of Section 12.9(f) in accordance with the terms of Section 12.9(f). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include an Incremental Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 12.3. Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of one single firm of counsel), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender, the Swingline Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender, the Swingline Lender, each Issuing Lender, each Co-Syndication Agent, each Co-Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for (in the case of legal fees, limited to the reasonable fees, charges and disbursements of one single firm of counsel, and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, a single firm of counsel for all affected Indemnitees) any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, relating to arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) [Reserved], or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, the Swingline Lender, any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the Swingline Lender, such Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arrangers, the Swingline Lender,, such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arrangers, the Swingline Lender, such Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender, the Swingline Lender, each Issuing Lender, each Co-Syndication Agent, each Co-Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Lender-Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing to such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5. Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Arrangers, any Lender, any Issuing Lender, the Swingline Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6. Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). IF AND TO THE EXTENT THAT THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS UNENFORCEABLE FOR ANY REASON IN SUCH FORUM, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7. Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Guaranteed Parties or to any Guaranteed Party directly or the Administrative Agent or any Guaranteed Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.

SECTION 12.8. Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9. Successors and Assigns; Participations; Additional Borrowers and Additional Currencies.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender of similar creditworthiness as such Lender or an Approved Fund; provided, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility for a period not to exceed 30 days from the Closing Date;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consents of the Issuing Lenders (such consents not to be unreasonably withheld or delayed) unless such assignment is to a Lender, an Affiliate of a Lender of similar creditworthiness as such Lender or an Approved Fund; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) unless such assignment is to a Lender, an Affiliate of a Lender of similar creditworthiness as such Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its

Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each

Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Lenders and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Additional Borrowers; Additional Currencies.

(i) The Borrower may designate any wholly owned Subsidiary as an additional borrower (each, a “Subsidiary Borrower”) under any of the Commitments; provided that (x) such Subsidiary shall be organized under the laws of any of Canada (or any Province thereof), any Participating Member State or the United Kingdom, (y) the Administrative Agent and each Lender shall be reasonably satisfied that the Lenders may make loans and other extensions of credit to such person in the applicable currency or currencies in such person’s jurisdiction in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense and (z) the Administrative Agent (including on behalf of each applicable Lender) shall have received any and all documentation and other information with respect to such person that it reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Upon the execution and delivery by the Administrative Agent, Holdings, the Borrower and each Subsidiary Borrower of a joinder to this agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (which joinder shall provide, among other things, for the irrevocable and unconditioned guarantee of the obligations of such Subsidiary Borrower hereunder by Holdings and the Borrower), such Subsidiary Borrower shall be a borrower and a party to this Agreement. The Administrative Agent may amend this Agreement to make any technical, administrative or operational changes related thereto that the Administrative Agent, after consultation with the Borrower, decides may be appropriate with respect to such Subsidiary Borrower.

(ii) The Administrative Agent shall, at the request of the Borrower, amend this Agreement to allow the making of Loans hereunder in any of Canadian Dollars, Euro and Sterling and to make any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Benchmark”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) related thereto that the Administrative Agent, after consultation with the Borrower, decides may be appropriate with respect to any such additional currency.

SECTION 12.10. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Holdings or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding Holdings and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Holdings or the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this Section 12.10 shall prohibit Holdings or its Subsidiaries from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 12.10 shall be prohibited by the laws or regulations of, or applicable to, such organization.

SECTION 12.11. Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13. Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14. Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 12.16. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 12.17. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the applicable Issuing Lender and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18. USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, the Anti-Money Laundering Laws and the Beneficial Ownership Regulation.

SECTION 12.19. Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arrangers or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the

Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Holdings, the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Arrangers or such Affiliate thereof were not a Lender or the Arrangers or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 12.21. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

SECTION 12.22. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 12.23. Judgment Currency. If, for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent would be prepared on the relevant date to sell the currency of the amount due hereunder in New York, New York against the Judgment Currency.

SECTION 12.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting

Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

CBRE GROUP, INC., as Holdings

By

/s/ Daniel McCulley
Name: Daniel McCulley
Title: Senior Vice President and Global Treasurer

CBRE SERVICES, INC., as Borrower

By

/s/ Daniel McCulley
Name: Daniel McCulley
Title: Senior Vice President and Global Treasurer

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender and Lender

By

/s/ Jonathan Berns
Name: Jonathan Berns
Title: Executive Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Lender and Lender

By

/s/ Suzanne E. Pickett
Name: Suzanne E. Pickett
Title: Senior Vice President

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

CITIBANK, N.A., as Issuing Lender and Lender

By

/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

The Bank of Nova Scotia, as Issuing Lender and Lender

By

/s/ Robb Gass
Name: Robb Gass
Title: Managing Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

HSBC Bank USA, National Association, as Issuing Lender and Lender

By

/s/ Gregory Duval
Name: Gregory Duval
Title: Managing Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

JPMorgan Chase Bank, N.A., as Issuing Lender and Lender

By

/s/ Brian Smolowitz
Name: Brian Smolowitz
Title: Executive Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

National Westminster Bank plc, as Issuing Lender and Lender

By

/s/ Jonathan Eady
Name: Jonathan Eady
Title: Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By

/s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

By

/s/ Robert O’Donoghue
Name: Robert O’Donoghue
Title: Country Manager

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Morgan Stanley Bank, N.A., as a Lender

By

/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

U.S. Bank National Association, as a Lender

By

/s/ Shelly Ungles
Name: Shelly Ungles
Title: Vice President

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Standard Chartered Bank, as a Lender

By

/s/ Matthew Davis
Name: Matthew Davis
Title: Executive Director, Financing Solutions

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Australia and New Zealand Banking Group Limited, as a Lender

By

/s/ Cynthia Dioquino
Name: Cynthia Dioquino
Title: Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Barclays Bank PLC, as a Lender

By

/s/ Craig J. Malloy
Name: Craig J. Malloy
Title: Director

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Capital One, National Association, as a Lender

By

/s/ Jerry Huang
Name: Jerry Huang
Title: Duly Authorized Signatory

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Comerica Bank, as a Lender

By

/s/ John Smithson
Name: John Smithson
Title: Vice President

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

PNC Bank, National Association, as a Lender

By

/s/ Parker Todd
Name: Parker Todd
Title: Vice President

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

Bank of China, Los Angeles Branch, as a Lender

By

/s/ Peng Li
Name: Peng Li
Title: SVP & Branch Manager

[Signature Page to CBRE Five-Year Revolving Credit Agreement]

1.1(a) – Existing Letters of Credit

Issuer	LC #	Amount	Expiry date	Obligor	Account Party	Beneficiary
Wells Fargo Bank, N.A.	IS000429545U	$250,000	July 25, 2025	CBRE Inc.	N/A	State of Florida, Department of Transportation

1.1(b) – Commitments and Commitment Percentages

Revolving Credit Commitment

Lender	Commitment	Commitment Percentage
Wells Fargo Bank, National Association	$300,000,000	8.57%
Bank of America, N.A.	$300,000,000	8.57%
The Bank of Nova Scotia	$300,000,000	8.57%
Citibank, N.A.	$300,000,000	8.57%
HSBC Bank USA, National Association	$300,000,000	8.57%
JPMorgan Chase Bank, N.A.	$300,000,000	8.57%
National Westminster Bank plc	$300,000,000	8.57%
ING Bank N.V., Dublin Branch	$210,000,000	6.00%
Morgan Stanley Bank, N.A.	$210,000,000	6.00%
U.S. Bank National Association	$210,000,000	6.00%
Standard Chartered Bank	$210,000,000	6.00%
Australia and New Zealand Banking Group Limited	$94,500,000	2.70%
Barclays Bank PLC	$94,500,000	2.70%
Capital One, N.A.	$94,500,000	2.70%
Comerica Bank	$94,500,000	2.70%
PNC Bank, National Association	$94,500,000	2.70%
Bank of China, Los Angeles Branch	$87,500,000	2.50%
Total	$3,500,000,000	100%

L/C Commitment

Issuing Lender	Commitment
Wells Fargo Bank, National Association	$42,857,142.84
Bank of America, N.A.	$42,857,142.86
The Bank of Nova Scotia	$42,857,142.86
Citibank, N.A.	$42,857,142.86
HSBC Bank USA, National Association	$42,857,142.86
JPMorgan Chase Bank, N.A.	$42,857,142.86
National Westminster Bank plc	$42,857,142.86
Total	$300,000,000

Swingline Commitment

Swingline Lender	Commitment
Wells Fargo Bank, National Association	$300,000,000
Total	$300,000,000

1.1(c) – Approved Take Out Parties

• CBRE Investment Management

• MSD Capital

• Principal Financial

• Metlife

• Prudential Financial

• Clarion Partners

• Diamond Realty Investments

• PGIM Real Estate

• The Carlyle Group

• Invesco

• Mitsui Fudosan

9.1(a) – Existing Indebtedness

Revolver Facilities

Country	Debtor	Description of Indebtedness	Currency	Amount
United Kingdom	Turner and Townsend Holdings Ltd	Revolving Credit Facility - March 2027	GBP	120,000,000

Short Term Borrowings

Country	Debtor	Description of Indebtedness	Currency	Amount
Colombia	Cbre Colombia Sas	Card Issuance Cover - Direct	USD	100,000
Mexico	Cbre Inmobiliario S De Rl De Cv	Card Issuance Cover - Direct	MXN	150,000
Mexico	Cbre Gcs S De Rl De Cv	Card Issuance Cover - Direct	MXN	500,000
Mexico	Cbre Mexico Gws S De Rl De Cv	Card Issuance Cover - Direct	MXN	300,000
Mexico	Cbre Sa De Cv	Card Issuance Cover - Direct	MXN	300,000
Panama	Cbre Services Inc-Panama City Branch (Stb)	Card Issuance Cover - Direct	USD	50,000
Israel	St. Quintin Bank Loans - GWS Israel Ramot	On call - St. Quintin bank loans	USD	2,622,000
United Kingdom	Turner and Townsend Holdings Ltd	Revolving Credit Facility - March 2027	GBP	12,000,000

Long Term Borrowings

Country	Debtor	Description of Indebtedness	Currency	Amount
Netherlands	Relam Amsterdam Holdings B.V.	Wells Fargo Credit Agreement - Term Loan	USD/EUR	475,000,000/ 791,500,000

Overdraft/Other Credit Facilities

Country	Debtor	Description of Indebtedness	Currency	Amount
Australia	CBRE (GCS) Pty Ltd	Commercial Card	AUD	50,000
Australia	CBRE ( C ) Pty Ltd	Electronic Pay-away Facility	AUD	1,500,000
Australia	CBRE ( C ) Pty Ltd	Encashment Facility	AUD	18,400
Australia	CBRE ( C ) Pty Ltd	Overdraft Facility	AUD	1,000,000
Australia	CBRE (A) Pty Ltd, CBRE (C ) Pty Ltd, CBRE (GCS) Pty Ltd, CBRE (P) Pty Ltd, CBRE (V) Pty Ltd, CBRE Capital Advisors (Asia Pacific) Pty Ltd, CBRE Pty Ltd, CBRE Residential Valuations Pty Ltd	Commercial Card	AUD	1,000,000
Australia	CBRE (A) Pty Ltd, CBRE (C ) Pty Ltd, CBRE (GCS) Pty Ltd, CBRE (P) Pty Ltd, CBRE (V) Pty Ltd, CBRE Capital Advisors (Asia Pacific) Pty Ltd, CBRE Pty Ltd, CBRE Residential Valuations Pty Ltd	Guarantee Facility	AUD	31,000,000

Country	Debtor	Description of Indebtedness	Currency	Amount
Australia	CBRE (V) Pty Ltd	Encashment Facility	AUD	5,000
Canada	CBRE Limited	Bank of Nova Scotia Overdraft Credit Facility	CAD	3,000,000
Canada	CBRE Limited	Uncommitted Line of Credit by The Bank of Nova Scotia	CAD	3,000,000
China	Beijing CBRE Property Management Services Ltd., Shanghai CBRE GWS Facility Management Ltd	Guarantee Facility	RMB	22,500,000
China	Beijing CBRE Property Management Services Ltd.	Revolving Loan Facility	RMB	7,500,000
France	CBRE Holdings SAS	HSBC Bank - Overdraft Facility	EUR	5,000,000
Hong Kong	CBRE Limited	Guarantee Facility	USD	500,000
Hong Kong	CBRE Limited	Guarantee Facility	HKD	14,000,000
Hong Kong	CBRE Limited	Overdraft Facility	HKD	9,000,000
Hong Kong	CBRE Services Inc.	Guarantee Facility	USD	5,000,000
India	CBRE South Asia Pvt Ltd	Bank Guarantee Facility	INR	1,000,000,000
India	CBRE South Asia Pvt Ltd	Facility as per RBI Mandate	INR	50,000,000
Indonesia	CBRE Consultancy Services PT	Guarantee Facility	IDR	15,000,000
Malaysia	CBRE GWS SDN. BHD.	Guarantee Facility	MYR	4,300,000
Panama	CBRE SERVICES INC-PANAMA CITY BRANCH	DAYLIGHT OVERDRAFTS - CASH	USD	100,000
Peru	CBRE SERVICES SA	DAYLIGHT OVERDRAFTS - CASH	USD	245,000
Singapore	CBRE (Pte) Ltd	Guarantee & Overdraft Facility	SGD	4,400,000
Singapore	CBRE Managed Services (Singapore) Pte. Ltd.	Guarantee / Bond Facility	SGD	2,000,000
Singapore	CBRE GWS Pte Ltd	Guarantee Facility	USD	12,000,000
Thailand	CBRE (Thailand) Co Ltd	Bank Guarantee (THB12m) & Overdraft Facility (THB 3m -sub limit)	THB	12,000,000
UAE	CBRE (DIFC) Limited	Commercial Card	AED	260,000
United States	CBRE Group Inc.	Wells Fargo Daylight Overdraft Facility	USD	200,000,000
United States	CBRE Group Inc.	BNYM Daylight Overdraft Facility	USD	5,000,000
Vietnam	CBRE (Viet Nam) Co Ltd	Credit Card Facility	VND	550,000,000
Vietnam	CBRE (Viet Nam) Co Ltd	Guarantee Facility	VND	10,000,000,000

SBLC/Performance/Rental/Others

Country	Debtor	Description of Indebtedness	Currency	Amount
Australia	ADVANCED PROPERTY SOLUTIONS (NSW & ACT) PTY. LIMITED	Performance guarantee	AUD	2,569,017
Australia	Advanced Property Solutions (VIC) Pty Ltd	Performance guarantee	AUD	801,370
Australia	CB Richard Ellis (N2) Pty Ltd	Performance guarantee	AUD	32,313
Australia	CB Richard Ellis Pty Ltd	Rental guarantee	AUD	130,086
Australia	CBRE (C) Pty Ltd	Performance guarantee	AUD	3,368,032
Australia	CBRE (C) Pty Ltd	Rental guarantee	AUD	9,624,746

Country	Debtor	Description of Indebtedness	Currency	Amount
Australia	CBRE (GCS) Pty Ltd	Rental guarantee	AUD	219,778
Australia	CBRE (GWS PJM) Pty Ltd	Performance guarantee	AUD	370,833
Australia	CBRE (GWSLA) Pty Ltd	Maintenance guarantee	AUD	162,010
Australia	CBRE (GWSLA) Pty Ltd	Performance guarantee	AUD	458,230
Australia	CBRE Pty Ltd	Performance guarantee	AUD	1,750,000
Australia	CBRE(GWS PJM) Pty Ltd	Performance guarantee	AUD	1,086,226
Australia	CBRE(GWSLA) Pty Ltd	Performance guarantee	AUD	100,000
Australia	CBRE(GWSLA)Pty Ltd	Performance guarantee	AUD	347,985
Belgium	CBRE GWS Belgium NV	Letter of credit	EUR	103,111
Belgium	CBRE S.A.	Letter of credit	EUR	250,000
Canada	CBRE Limited	Letter of credit	CAD	250,000
Canada	CBRE, Inc. on behalf of CBRE Limited	Letter of credit	CAD	12,200,000
Chile	CBRE Chile SA	Bid bond guarantee	CLP	11,700,000
Chile	CBRE Chile SA	Performance guarantee	CLP	868,903,808
China	Beijing CBRE Property Management Services Limited	Performance guarantee	CNY	161,000
China	Beijing CBRE Property Management Services Limited Shenzhen Branch	Bid bond guarantee	CNY	200,000
China	CBRE (Shanghai) Management Limited	Performance guarantee	CNY	93,600
China	Shanghai CBRE GWS Facility Management Co., Ltd	Advance payment guarantee	CNY	3,712,540
China	Shanghai CBRE GWS Facility Management Co., Ltd	Maintenance guarantee	CNY	1,657,418
China	Shanghai CBRE GWS Facility Management Co., Ltd	Performance guarantee	CNY	5,711,935
Croatia	CBRE d.o.o. Branch office Zagreb	Letter of credit	EUR	12,249
Czech Republic	CBRE Global Workplace Solutions s.r.o.	Letter of credit	CZK	5,000,000
Czech Republic	CBRE s.r.o.	Letter of credit	EUR	179,403
Finland	CBRE Finland Oy	Letter of credit	EUR	193,608
Germany	CBRE GmbH	Letter of credit	EUR	1,174,175
Germany	CBRE GWS IFM Industrie GmbH	Letter of credit	EUR	127,823
Germany	CBRE GWS IFM Industrie GmbH	Letter of credit	EUR	1,951,627
Germany	CBRE GWS Industrial Service GmbH	Letter of credit	EUR	34,000
Germany	CBRE GWS Technical Division S.r.l.	Letter of credit	EUR	1,903,850
Hong Kong	CBRE Limited	Performance guarantee	HKD	5,092,732
Hong Kong	CBRE Limited (HK)	Performance guarantee	HKD	1,160,600
India	CBRE South Asia Private Ltd	Advance payment guarantee	INR	11,853,000
India	CBRE South Asia Private Ltd	Payment guarantee	INR	837,972
India	CBRE South Asia Private Ltd	Performance guarantee	INR	624,750
India	CBRE South Asia Pvt Ltd	Advance payment guarantee	INR	632,756,028
India	CBRE South Asia Pvt Ltd	Bid bond guarantee	INR	18,837,910
India	CBRE South Asia Pvt Ltd	Other	INR	574,955

Country	Debtor	Description of Indebtedness	Currency	Amount
India	CBRE South Asia Pvt Ltd	Payment guarantee	INR	8,832,715
India	CBRE South Asia Pvt Ltd	Performance guarantee	INR	265,134,321
Indonesia	PT CBRE CONSULTANCY SERVICES	Bid bond guarantee	IDR	1,250,000,000
Indonesia	PT CBRE CONSULTANCY SERVICES	Performance guarantee	IDR	1,773,998,929
Israel	CBRE GWS Technical Division S.r.l.	Letter of credit	ILS	10,189,770
Israel	ISP Workplace Services	Letter of credit	ILS	419,921
Israel	ISP workplace solutions Ltd	Letter of credit	ILS	160,000
Israel	RAMOT M.A MANAGEMENT & MAINTENANCE (1993) LTD	Letter of credit	ILS	5,080,429
Israel	Ramot Ofek	Letter of credit	ILS	240,685
Italy	ATI Hitrac Engineering Group S.p.A. (Capogruppo) /Gruppo ECF S.p.A. (Mandante)	Letter of credit	EUR	367,250
Italy	CBRE GWS S.r.l	Letter of credit	EUR	1,250,524
Italy	CBRE GWS S.r.l.	Letter of credit	EUR	5,075,531
Italy	CBRE GWS SRL	Letter of credit	EUR	1,425,704
Italy	CBRE GWS Technical Division S.r.l.	Letter of credit	EUR	6,529,119
Italy	CBRE SPA	Letter of credit	EUR	1,750,000
Italy	Hitrac Engineering Group S.p.A.	Letter of credit	EUR	15,879,357
Italy	Hitrac Engineering Group S.p.A.	Letter of credit	USD	423,880
Luxembourg	CBRE INVESTMENT MANAGEMENT LUXEMBOURG AIFM S.A R.L.	Letter of credit	EUR	165,735
Luxembourg	CBRE SA	Letter of credit	EUR	1,121,410
Malaysia	CBRE GWS SDN BHD	Performance guarantee	MYR	836,185
Morocco	CBRE SARL	Bid bond guarantee	MAD	7,920
Morocco	CBRE SARL AU	Performance guarantee	MAD	128,265
Netherlands	CBRE B.V.	Letter of credit	EUR	383,256
Netherlands	CBRE B.V.	Parental guarantee	EUR	1,300,000
Netherlands	CBRE BV	Letter of credit	EUR	38,932
Netherlands	CBRE GWS Integrated Facility Management B.V.	Letter of credit	EUR	400,190
Netherlands	Eefje Voogd Makelaardij BV	Letter of credit	EUR	23,695
New Zealand	CBRE Limited	Rental guarantee	NZD	1,089,069
Norway	CBRE AS	Letter of credit	NOK	2,500,000
Norway	CBRE AS	Parental guarantee	NOK	130,000,000
Philippines	CBRE GWS IFM PHILS. CORP.	Performance guarantee	PHP	60,677,733
Poland	CBRE Business Services Organisation Sp. z oo	Letter of credit	EUR	485,047
Poland	CBRE Corporate Outsourcing Sp. z o.o.	Letter of credit	PLN	592,375
Poland	CBRE GWS Sp. z o.o.	Letter of credit	PLN	2,043,599
Poland	CBRE Sp. z o.o.	Letter of credit	EUR	1,149,263
Romania	CBRE REAL ESTATE CONSULTANCY SRL	Letter of credit	EUR	86,576

Country	Debtor	Description of Indebtedness	Currency	Amount
Saudi Arabia	CBRE Rowad Al Riyadh Real Estate Valuation Company	Bid bond guarantee	SAR	24,969
Saudi Arabia	CBRE Rowad Al Riyadh Real Estate Valuation Company	Performance guarantee	SAR	1,500,000
Saudi Arabia	CBRE ROWAD AL-RIYADH REAL ESTATE VALUATION	Performance guarantee	SAR	3,750,000
Serbia	CBRE d.o.o. Beograd (Novi Beograd)	Letter of credit	EUR	59,812
Singapore	CBRE GWS PTE LTD	Performance guarantee	SGD	4,495,912
Singapore	CBRE GWS Pte. Ltd	Performance guarantee	SGD	735,622
Singapore	CBRE GWS Pte. Ltd.	Performance guarantee	SGD	2,886,242
Singapore	CBRE Pte Ltd	Performance guarantee	SGD	415,716
Singapore	CBRE Pte Ltd	Rental guarantee	SGD	865,321
Singapore	CBRE PTE. LTD.	Rental guarantee	SGD	1,205,206
Singapore	Wolf Studio Pte. Ltd.	Performance guarantee	SGD	316,700
Slovakia	CBRE Global Workplace Solutions s.r.o.	Letter of credit	EUR	220,000
Spain	Bovis Project Management, S.A. y Tecnincas Reunidas S.A.	Letter of credit	EUR	219,119
Spain	CBRE Corporate Outsourcing, S.L (previous name for CBRE GWS ESPAÑA S.L.)	Letter of credit	EUR	150,145
Spain	CBRE GWS ESPAÑA S.L.	Letter of credit	EUR	5,729,121
Spain	CBRE GWS ESPAÑA S.L.,	Letter of credit	EUR	83,374
Spain	CBRE GWS ESPAÑA SL	Letter of credit	EUR	1,190,186
Spain	CBRE GWS TECHNICAL SERVICES S.A.	Letter of credit	EUR	183,136
Spain	CBRE GWS TECHNICAL SERVICES S.A.U	Letter of credit	EUR	582,704
Spain	CBRE GWS TECHNICAL SERVICES SA.	Letter of credit	EUR	27,164
Spain	CBRE Project Management S.A.	Letter of credit	EUR	1,219,221
Spain	CBRE PROJECT MANAGEMENT, S.A.	Letter of credit	EUR	467,442
Spain	T&T PJM Spain	Letter of credit	EUR	447,105
Switzerland	CBRE GWS GmbH	Letter of credit	CHF	507,450
Thailand	CBRE (Thailand) Co., Ltd.	Payment guarantee	THB	200,000
Thailand	CBRE (Thailand) Co., Ltd.	Performance guarantee	THB	3,907,646
Turkey	CBRE Emlak Danismanlik Limited Sirketi	Letter of credit	TRY	562,242
United Kingdom	CBRE GWS Ltd	Parental guarantee	EUR	5,000,000
United Kingdom	CBRE GWS Ltd	Parental guarantee	GBP	1,203,949
United Kingdom	CBRE Limited	Parental guarantee	EUR	15,000
United Kingdom	CBRE Managed Services Limited	Letter of credit	GBP	446,470
United Kingdom	CBRE Managed Services Limited	Parental guarantee	GBP	44,972,942
United Kingdom	CBRE Managed Services Ltd	Parental guarantee	GBP	5,295,869

Country	Debtor	Description of Indebtedness	Currency	Amount
United Kingdom	Norland Managed Services Ltd	Letter of credit	GBP	100,000
United States	CBRE Inc	Letter of credit	USD	2,000,000
United States	CBRE Inc, on behalf od Raven Insurance Company Ltd	Letter of credit	USD	93,619,045
United States	CBRE Inc, on behalf of Raven Insurance Company Ltd	Letter of credit	USD	21,500,000
United States	CBRE Inc.	Letter of credit	USD	250,000
United States	CBRE Multifamily Capital, Inc	Letter of credit	USD	165,000,000
United States	CBRE Services, Inc.	Letter of credit	USD	1,332,067
United States	CBRE, inc.	Letter of credit	USD	28,467,358
United States	CBRE, Inc. on behalf of CBRE Capital Markets, Inc.	Letter of credit	USD	5,000,000
United States	Industrious	Letter of credit	USD	9,500,376
United States	Industrious	Parental guarantee	USD	15,000,000
United States	Knox McKinney, LLC	Letter of credit	USD	1,347,840
United States	Trammell Crow Company LLC	Letter of credit	USD	356,909
Vietnam	CBRE (VIETNAM) CO., LTD	Rental guarantee	VND	2,629,099,030
Vietnam	The Branch of CBRE (Vietnam) Co., Ltd in Hanoi City	Performance guarantee	USD	3,218

Deposits

Country	Debtor	Description of Indebtedness	Curr	Amount
Austria	CBRE GmbH (Austria)	Rental Deposit	EUR	10,106
Austria	CBRE Capital Markets GmbH	Rental Deposit	EUR	140,610
Austria	CBRE Capital Markets GmbH	Other	EUR	12,825
Belgium	CBRE S.A.	Deposit held at Fortis/BNP Paribas to secure issued Bank Guarantee	EUR	250,000
Bulgaria	CBRE d.o.o. (Bulgaria Branch)	Rental Deposit	EUR	11,779
Bulgaria	CBRE Corporate Outsourcing EOOD	Rental Deposit	BGN	2,543
Czech Republic	CBRE Investment Management Central Europe s.r.o.	Rental Deposit	CZK	686,970
Czech Republic	CBRE s.r.o.	Rental Deposit	CZK	7,865
Czech Republic	CBRE s.r.o.	Deposit	CZK	103,648
Czech Republic	CBRE Global Workspace Solutions s.r.o.	Rental Deposit	CZK	573,652
Denmark	CBRE A/S	Rental Deposit	DKK	2,653,498

Denmark	CBRE GWS Denmark ApS	Deposits	DKK	1,236,143
Finland	CBRE GWS Finland Oy	Rental Deposit	EUR	32,491
France	CBRE Advisory (multi entity)	Construction Tax Deposit	EUR	4,189,712
France	CBRE GWS France SAS	Rental Deposit	EUR	253,301
France	CBRE Advisory (multi entity)	Rental Deposit	EUR	2,194,976
Germany	CBRE GWS IFM Industries GmbH	Rental Deposit	EUR	127,823
Germany	CBRE Investment Management Germany GmbH	Deposit held at Commerzbank to secure issued Rental Bank Guarantee	EUR	146,532
Greece	CBRE Hellas Single Member SA	Rental Deposit	EUR	1,500
Greece	CBRE Hellas Single Member SA	Other	EUR	773
Hungary	CBRE Kft	Rental Deposit	HUF	142,003
Hungary	CBRE Global Workplace Solutions K.f.t.	Rental Deposit	HUF	7,856,129
Italy	CBRE SPA	Deposit	EUR	15,375
Italy	CBRE SPA	Deposit	EUR	1,000
Italy	CBRE SPA	Deposit	EUR	96
Italy	CBRE SRL	Deposit	EUR	1,000
Italy	CBRE SRL	Deposit	EUR	370
Italy	CBRE Valuation SPA	Deposit	EUR	1,900
Italy	CBRE Valuation SPA	Deposit	EUR	155
Italy	CBRE SPA	Rental Deposit	EUR	879,000
Italy	CBRE Valuation SPA	Rental Deposit	EUR	24,500
Italy	Hitrac Engineering Group S.P.A.	Rental Deposit	EUR	8,760
Netherlands	CBRE BV	Rental Deposit	EUR	5,055
Netherlands	Eefje Voogd Makelaardij BV	Rental Deposit	EUR	20,046
Netherlands	CBRE GWS Integrated Facility Management B.V.	Rental Deposit	EUR	29,580
Norway	CBRE AS	Rental Deposit	NOK	1,200,000
Norway	CBRE GWS Norway AS	Rental Deposit	NOK	209,000
Poland	CBRE sp. Zo.o.	Rental Deposit	PLN	514,983
Poland	CBRE sp. Zo.o.	Deposit	PLN	77,530
Poland	CBRE Business Services Organisation Sp.zo.o.	Rental Deposit	PLN	54,398
Portugal	CBRE - Sociedade de Mediação Imobiliária, Lda	Rental Deposit	EUR	42,094
Serbia	CBRE d.o.o. Beograd	Rental Deposit	EUR	37,382
Serbia	CBRE d.o.o. Beograd	Rental Deposit	RSD	738,673

Slovakia	CBRE s.r.o.	Rental Deposit	EUR	74,790
Slovakia	CBRE Global Workplace Solutions s.r.o	Rental Deposit	EUR	96,414
Slovenia	CBRE GWS d.o.o.	Rental Deposit	EUR	4,835
Spain	CBRE GWS Espana SL	Rental Deposit	EUR	55,957
Spain	CBRE GWS Espana SL	Car Deposit	EUR	68,731
Sweden	CBRE GWS Sweden AB	Rental Deposit	SEK	180,000
Switzerland	CBRE (Geneva) SA	Deposit held at Bank to secure issued Rental Bank Guarantee	CHF	97,709
Switzerland	CBRE (Zurich) AG	Deposit held at Bank to secure issued Rental Bank Guarantee	CHF	27,335
Turkey	CBRE Emlak Danismanlik Ltd Sirketi	Rental Deposit	USD	29,658
Turkey	CBRE Emlak Danismanlik Ltd Sirketi	Other	USD	6,000

Pension

N/A

Schedule 9.2(a) – Existing Liens

CBRE Group, Inc.

• Lien with respect to CBRE GWS LLC (agreement with U.S. Bank Equipment Finance, A Division of U.S. Bank National Association) – Equipment

CBRE Services, Inc. (f/k/a CB Richard Ellis Services, Inc.)

• Lien with respect to CBRE Services, Inc. (agreement with Bank of America, N.A.) – Financial assets, financial instruments and collateral accounts

CBRE Business Lending, Inc.

• Lien with respect to CBRE Business Lending, Inc. (agreement with JPMorgan Chase Bank, N.A.) – Loans, pledged securities

CBRE Capital Markets, Inc. (f/k/a CBRE Melody & Company)

• Lien with respect to CBRE Capital Markets, Inc. (agreement with JPMorgan Chase Bank, N.A.) – Mortgage Assets

• Lien with respect to CBRE Capital Markets, Inc. (agreement with TD Bank, N.A.) – Mortgage Assets

• Lien with respect to CBRE Capital Markets, Inc. (agreement with Bank of America, N.A.) – Mortgage Assets, and various other assets

CBRE Technical Services, LLC

• Lien with respect to CBRE Technical Services, LLC (agreement with Siemens Financial Services, Inc.) – Equipment

• State Tax Lien with respect to CBRE Technical Services, LLC owed to the State of Texas in the amount of $6,303.81

CBRE, Inc. (f/k/a CB Richard Ellis, Inc.)

• Lien with respect to CBRE, Inc. (agreement with Konica Minolta Premier Finance) – Equipment

• Lien with respect to CBRE, Inc. (agreement with HYG Financial Services, Inc.) – Equipment

• Lien with respect to CBRE, Inc. (agreement with Popular Equipment Finance, LLC) – Equipment

• Lien with respect to CBRE, Inc. (agreement with Popular Equipment Finance, LLC) – Equipment

• Lien with respect to CBRE, Inc. (agreement with Lease Finance Partners, Inc.) – Equipment

• Lien with respect to CBRE, Inc. (agreement with HYG Financial Services, Inc.) – Equipment

• Lien with respect to CBRE, Inc. (agreement with Signature Financial LLC) – Equipment

• Lien with respect to CBRE, Inc. (agreement with Verdant Commercial Capital, LLC) – Equipment

• Lien with respect to CBRE, Inc. (agreement with MUFG Bank, Ltd.) – Receivables

• Lien with respect to CBRE, Inc. (agreement with Citibank, N.A., its branches, subsidiaries and affiliates) – Receivables

• Lien with respect to CBRE, Inc. (agreement with Leaf Capital Funding, LLC) – Equipment

• Lien with respect to CBRE, Inc. (agreement with BFG Corporation) – Equipment

CBRE GWS LLC

• Lien with respect to CBRE GWS LLC (agreement with U.S. Bank Equipment Finance, A Division of U.S. Bank National Association) – Equipment

• Lien with respect to CBRE GWS LLC (agreement with Citibank Europe PLC) – Receivables

Exhibit A

[FORM OF]

REVOLVING CREDIT NOTE

__________, 20___

FOR VALUE RECEIVED, the undersigned, CBRE Services, Inc., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans of the Lender from time to time pursuant to that certain Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, CBRE Group, Inc., a Delaware corporation, the lenders and issuing lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Remainder of page intentionally left blank; signature page follows]

Form of Revolving Credit Note

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

CBRE SERVICES, INC.

By:
Name:
Title:

Form of Revolving Credit Note

Exhibit B

[FORM OF]

NOTICE OF BORROWING

Dated as of: _____________1

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1116-025-1B2

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to [Section 2.3][Section 2.7]2 of the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make a [Revolving Credit][Swingline] Loan to the Borrower in the aggregate principal amount of $___________.3

2. The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________.4

3. The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan[5]	Interest Rate	Interest Period (Term SOFR only)

1 Signed Borrowing Request must be delivered irrevocably in writing, (i) in the case of a Base Rate Loan, not later than 12:00 p.m. on the same Business Day as the proposed Borrowing, (ii) in the case of a SOFR Loan, not later than 3:00 p.m. at least three (3) U.S. Government Securities Business Days before a proposed Borrowing and (iii) in the case of a Swingline Loan, not later than 2:00 p.m. on the same day as the proposed Borrowing.

2 Section 2.3 for Revolving Credit Loan and Section 2.7 for Swingline Loan.

3 Complete with an amount in accordance with Section 2.3, Section 2.7 or Section 5.13, as applicable, of the Credit Agreement.

4 Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans, Section 2.7 of the Credit Agreement for Swingline Loans or Section 5.13 of the Credit Agreement for an Incremental Increase.

5 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at Term SOFR for an interest period of three months and $7,000,000 may be requested at Term SOFR for an interest period of one month). All Swingline Loans shall bear interest at the Base Rate.

Form of Notice of Borrowing

FORMCHECKBOX Base Rate FORMCHECKBOX Term SOFR	FORMCHECKBOX One month FORMCHECKBOX Three months FORMCHECKBOX Six months

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[Remainder of page intentionally left blank; signature page follows]

Form of Notice of Borrowing

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

CBRE SERVICES, INC.

By:
Name:
Title:

Form of Notice of Borrowing

Exhibit C

[FORM OF]

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1116-025-1B2

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

____________________________

Bank Name: ____________

ABA Routing Number: _________

Account Number: _____________

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

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Form of Notice of Account Designation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

CBRE SERVICES, INC.

By:
Name:
Title:

Form of Notice of Account Designation

Exhibit D

[FORM OF]

NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1116-025-1B2

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to [Section 2.4(c)][Section 2.7(c)]1 of the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] [and/or] [SOFR Loans]: _______________.2

2. The Loan[s] to be prepaid [is/are] [a] [Revolving Credit][Swingline] Loan[s].

3. The Borrower shall repay the above-referenced Loans on the following Business Day: _______________.3

[Remainder of page intentionally left blank; signature page follows]

1 Section 2.4(c) for Revolving Credit Loans and Section 2.7(c) for Swingline Loans.

2 Complete with an amount in accordance with Section 2.4 of the Credit Agreement.

3 Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan, (ii) one Business Day subsequent to the date of this Notice of Prepayment with respect to any Swingline Loans and (ii) three (3) U.S. Government Securities Business Days subsequent to the date of this Notice of Prepayment with respect to any SOFR Loan.

Form of Notice of Prepayment

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

CBRE SERVICES, INC.

By:
Name:
Title:

Form of Notice of Prepayment

Exhibit E

[FORM OF]

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1116-025-1B2

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among , CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Loan to which this Notice relates is a Revolving Credit Loan.

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

FORMCHECKBOX Converting all or a portion of a Base Rate Loan into a SOFR Loan

Outstanding principal balance: $______________

Principal amount to be converted: $______________

Requested effective date of conversion: _______________

Requested new Interest Period: FORMCHECKBOX One month

FORMCHECKBOX Three months

FORMCHECKBOX Six months

FORMCHECKBOX Converting all or a portion of a SOFR Loan into a Base Rate Loan

Outstanding principal balance: $______________

Principal amount to be converted: $______________

Form of Notice of Conversion/Continuation

Last day of the current Interest Period: _______________

Requested effective date of conversion: _______________

FORMCHECKBOX Continuing all or a portion of a SOFR Loan as a SOFR Loan

Outstanding principal balance: $______________

Principal amount to be continued: $______________

Last day of the current Interest Period: _______________

Requested effective date of continuation: _______________

Requested new Interest Period: FORMCHECKBOX One month

FORMCHECKBOX Three months

FORMCHECKBOX Six months

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Form of Notice of Conversion/Continuation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

CBRE SERVICES, INC.

By:
Name:
Title:

Form of Notice of Conversion/Continuation

Exhibit F

[RESERVED]

Exhibit G

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignees hereunder are several and not joint.]2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [INSERT NAME OF ASSIGNOR]

2. Assignee(s): See Schedules attached hereto

3. Borrower: CBRE Services, Inc.

4. Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

2 Include bracketed language if there are multiple Assignees.

Form of Assignment and Assumption

otherwise modified from time to time), among CBRE Services, Inc., a Delaware corporation, CBRE Group, Inc., a Delaware corporation, the lenders and issuing lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and swingline lender

6. Assigned Interest: See Schedules attached hereto

[7. Trade Date: ______________]1

[Remainder of page intentionally left blank; signature page follows]

1 To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date: _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

Form of Assignment and Assumption

[Consented to and]1 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:_________________________________

Name:

Title:

[Consented to:]2

CBRE SERVICES, INC.

By:________________________________

Name:

Title:

[Consented to:]3

[ISSUING LENDER]

By:________________________________

Name:

Title:

[Consented to:]4

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Swingline Lender

By:_________________________________

Name:

Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3 To be added only if the consent of the Issuing Lender(s) is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[1]	Amount of Commitment/ Loans Assigned[2]	Percentage Assigned of Commitment/ Loans[3]	CUSIP Number
Revolving Credit Commitment	$	$	%

[NAME OF ASSIGNEE]4

[and is an Affiliate/Approved Fund of [identify Lender]5]

By:______________________________

Name:

Title:

1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4 Add additional signature blocks, as needed.

5 Select as appropriate.

Form of Assignment and Assumption

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

Exhibit H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and swingline lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20__

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [_____] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) to the Guaranty Agreement referred to below is entered into by and between [NAME OF NEW SUBSIDIARY], a [_____] (the “New Subsidiary”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (the “Administrative Agent”) under the Credit Agreement referred to below.

Statement of Purpose

Reference is made to that certain Revolving Credit Agreement, dated as of June 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CBRE Services, Inc., a Delaware corporation (the “Borrower”), CBRE Group, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”), the issuing lenders from time to time party thereto (the “Issuing Lenders”) and the Administrative Agent and swingline lender. In connection with the Credit Agreement, Holdings and the Borrower have entered into the Guaranty Agreement referred to therein.

The New Subsidiary will become a party to the Guaranty Agreement as a guarantor thereunder. The New Subsidiary will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Agreement.

Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Subsidiary hereby agrees as follows:

Supplement to Guaranty Agreement. The New Subsidiary hereby agrees that it is a Guarantor and a Subsidiary Guarantor under the Guaranty Agreement as if a signatory thereof on the Closing Date, and the New Subsidiary shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty Agreement. Each reference to “Subsidiary Guarantor”, “Guarantor”, “Subsidiary Guarantors” or the “Guarantors” in the Credit Agreement, the Guaranty Agreement and the other Loan Documents shall include the New Subsidiary, and each reference to the “Guaranty Agreement” or “Guaranty” as used therein shall mean the Guaranty Agreement as supplemented hereby.

Acknowledgement and Consent. The New Subsidiary hereby acknowledges receipt of a copy of the Guaranty Agreement and the other Loan Documents to which it is a party and agrees for the benefit of the Administrative Agent and the Secured Parties to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it.

Miscellaneous.

(a) This Agreement shall be a Loan Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Subsidiary and its successors and assigns, and shall inure to the benefit of and be enforceable by each Secured Party and its successors and assigns.

Form of Joinder Agreement

(b) The Borrower and each other Loan Party, jointly and severally, shall pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including, without limitation, the reasonable fees and disbursements of counsel.

(c) This Agreement may be executed in any number of counterparts and by different parties hereto in different counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which when taken together shall constitute one and the same agreement.

(d) All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement or the applicable Loan Document referred to therein.

(e) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(f) A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, pdf or other reproduction hereof.

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Form of Joinder Agreement

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF NEW SUBSIDIARY]

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title: